Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

REVOLUTION LIGHTING TECHNOLOGIES, INC.,

RELUME ACQUISITION COMPANY, INC.,

RELUME TECHNOLOGIES, INC.,

BERINGEA INVEST MICHIGAN LLC,

as the Noteholder Representative

AND

THE NOTEHOLDERS NAMED HEREIN

Dated as of August 9, 2013

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

1.1	Certain Definitions	1

ARTICLE II THE MERGER		14

2.1	The Merger	14

2.2	Closing	15

2.3	Effects of the Merger	15

2.4	Certificate of Incorporation and By-laws	15

2.5	Directors and Officers	15

ARTICLE III MERGER CONSIDERATION; EFFECT OF THE MERGER ON THE SECURITIES OF THE COMPANY AND MERGER SUB		16

3.1	Merger Consideration	16

3.2	Estimates	16

3.3	Payment of Merger Consideration	16

3.4	Effect on Capital Stock	18

3.5	Aggregate Consideration Spreadsheet	19

3.6	Noteholder Representative Reserve	20

3.7	Appraisal Rights	20

3.8	Working Capital Adjustment	21

ARTICLE IV TERMINATION, AMENDMENT AND WAIVER		22

4.1	Termination of Agreement	22

4.2	Effect of Termination	23

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE NOTEHOLDERS		23

5.1	Organization	23

5.2	Authorization of Agreement	26

5.3	Conflicts; Consents of Third Parties	27

5.4	Financial Statements	28

5.5	Absence of Undisclosed Liabilities	29

5.6	Absence of Certain Developments	29

5.7	Taxes	31

5.8	Property and Assets	34

5.9	Intellectual Property	34

5.10	Insurance	37

i

5.11	Material Contracts	37

5.12	Customers and Suppliers	39

5.13	Compliance	39

5.14	Product Warranty; Product Liability	40

5.15	Environmental Matters	40

5.16	Employee Benefits	41

5.17	Labor and Employment Matters	43

5.18	Litigation	45

5.19	Related Party Transactions	45

5.20	Banks	45

5.21	State Takeover Statutes	45

5.22	Financial Advisors	45

5.23	Corrupt Practices	46

5.24	SEC Filings	46

5.25	Creditors, Bankruptcy	46

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		46

6.1	Organization and Good Standing	46

6.2	Authorization of Agreement	47

6.3	Conflicts; Consents of Third Parties	47

6.4	Financial Advisors	47

6.5	SEC Filings; Financial Statements	47

6.6	Full Disclosure	48

6.7	Capitalization	49

ARTICLE VII COVENANTS		50

7.1	Conduct of the Business Pending the Closing	50

7.2	Access to Information	53

7.3	Financial Statements for Parent Current Report on Form 8-K	54

7.4	Notice of Changes	55

7.5	Further Assurances; Regulatory Approvals	56

7.6	No Solicitation by the Company; Etc.	56

7.7	Confidentiality	57

7.8	Publicity	57

7.9	Private Placement; Standstill	58

7.10	Information Statement; Stockholder Consents	59

7.11	Transaction Expenses	59

7.12	Indebtedness	60

7.13	Employee Releases and Acknowledgements	60

7.14	Certain Tax Matters	60

7.15	Tax Losses	60

7.16	Indemnification of Directors and Officers	61

7.17	Exchange Listing	62

7.18	Bankruptcy Filing	62

ARTICLE VIII CONDITIONS TO CLOSING		64

8.1	Conditions Precedent to Obligations of Parent and Merger Sub	64

8.2	Conditions Precedent to Obligations of the Company	66

ARTICLE IX INDEMNIFICATION		68

9.1	Survival	68

9.2	Indemnification by the Company and the Noteholders	68

9.3	Indemnification by Parent	70

9.4	Escrow; Other Limitations	71

9.5	Dispute Resolution	72

9.6	Notice of Claims; Third Party Claims	73

9.7	Net Losses; Mitigation	74

9.8	Other Indemnification Provisions	75

ARTICLE X MISCELLANEOUS		75

10.1	Noteholder Representative	75

10.2	Submission to Jurisdiction; Consent to Service of Process; Waiver of a Jury Trial	77

10.3	Governing Law	78

10.4	Entire Agreement; No Third-Party Beneficiaries	78

10.5	Amendment and Waivers	78

10.6	Notices	79

10.7	Severability	80

10.8	Assignment	80

10.9	Expenses	80

10.10	Counterparts	80

Exhibits

Exhibit A – Accredited Investor Certificate

Exhibit B – Form of DE Certificate of Merger

Exhibit C – Form of Noteholder Release

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of August 9, 2013 (this “Agreement”), by and among Revolution Lighting Technologies, Inc., a Delaware corporation (“Parent”), Relume Acquisition Company, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Relume Technologies, Inc., a Delaware corporation (the “Company”), Beringea Invest Michigan LLC, a Delaware limited liability company, as Noteholder Representative (“Noteholder Representative”), and the Persons listed on Schedule 1.1(a) (collectively, the “Noteholders”).

WHEREAS, Parent, Merger Sub, and the Company have determined that it would be advisable and in the best interests of their respective companies and the security holders of their respective companies that Merger Sub be merged with and into the Company in a statutory reverse triangular merger (the “Merger”), with the Company surviving the Merger as the surviving entity on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have determined that the Merger, in the manner contemplated herein, is advisable and in the best interests of their respective equity holders and, by resolutions duly adopted, have approved the Merger and adopted this Agreement;

WHEREAS, Parent, Merger Sub, the Company, and the Noteholders desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions.

(a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Accounting Expenses” means the fees and expenses payable by the Company or the Company Subsidiaries to its outside financial and accounting advisors, including all fees and other costs payable to UHY LLP and Stout Risius Ross, Inc., with respect to engagements by the Company to perform services in connection with the Company’s obligations in Section 7.3, whether or not billed or accrued.

“Accredited Investor” shall mean a Person who has completed and delivered to Parent, prior to the Closing Date, a duly executed accredited investor certificate in the form attached hereto as Exhibit A (the “Accredited Investor Certificate”) attesting as to his, her or its status as an “accredited investor” within the meaning of Regulation D under the Securities Act (unless Parent in its sole discretion, determines such Person is an “accredited investor” without having received the Accredited Investor Certificate).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code or any comparable or analogous group under state, local or foreign Law.

“Aggregate Consideration Spreadsheet” means a spreadsheet, to be prepared by the Company and the Noteholder Representative, setting forth all of the following information in reasonable detail and in form and substance reasonably satisfactory to Parent and Merger Sub, in accordance with Section 3.5: (a) with respect to each Noteholder, the name, address and taxpayer identification number as reflected in the records of the Company; (b) a detailed calculation of the Convertible Debt and the payees thereof; (c) each Noteholder’s respective portion of the Cash Consideration plus the Additional Cash Consideration (if any); (d) each Noteholder’s respective portion of the Parent Stock Consideration (if any); (e) the number of shares of Company Stock held by each Company Stockholder immediately prior to the Closing; (f) the number of options held by each Optionholder immediately prior to Closing; (g) the number of Warrants held by each Warrantholder immediately prior to Closing; (h) the Transaction Expenses (including an itemized list of each such Transaction Expense indicating the Person to whom such expense is owed); (i) the amount of all outstanding Indebtedness of the Company (excluding the Convertible Debt), including interest, fees, commitment fees, and premiums, if any, and the relevant lenders; (j) the Management Incentive Plan Payments; and (k) any Employer Taxes to be paid by the Company in connection with the consummation of the transaction contemplated hereby.

“Average Closing Price” means an amount equal to the volume-weighted average (rounded to the nearest 1/10,000 or if there shall not be a nearest 1/10,000, to the next highest 1/10,000) of the daily volume-weighted average price of a share of Parent Common Stock on any national securities exchange on which Parent Common Stock is listed (as reported by Bloomberg Financial Markets) for the thirty (30) trading days ending with the second trading day preceding the Closing Date.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company Fundamental Representations” means the representations and warranties of the Company contained in Sections 5.1, 5.2, 5.3, and 5.22.

“Company Group” means the Company and any other entity that is controlled by the Company or under common control with the Company. Unless the context expressly indicates to the contrary, each reference herein to the Company Group constitutes a reference to the Company and each other Person that is part of the Company Group both conjunctively and disjunctively. Any reference herein to a “Person in the Company Group” refers to the Company and any other entity that is a Person in the Company Group.

“Company Intellectual Property” means all Intellectual Property Rights owned by or licensed to the Company or a Company Subsidiary.

“Company Material Adverse Effect” means, with respect to the Company, any condition, change, situation or set of circumstances (any such item, an “Effect”) that has had or would reasonably be expected to have a material adverse effect on (a) the Company and the Company Subsidiaries, taken as a whole, or the business, assets, properties, liabilities, financial condition, operations, or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement or perform its material obligations under this Agreement or the Transaction Documents, if applicable; provided, however, that none of the following shall constitute, or be considered in determining whether there has occurred, and no Effect resulting from, attributable to or arising out of any of the following shall constitute, a Company Material Adverse Effect: (i) changes generally affecting (A) the industries in which the Company and the Company Subsidiaries operate, or (B) the economy or the capital markets, in each case, in the United States, (ii) changes after the date hereof in Law or in GAAP, and (iii) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism; provided, further, however, that any change, event, occurrence or effect referred to in clauses (i), (ii) and (iii) shall be taken into account for purposes of such clause only so long as such change, event, occurrence or effect does not adversely affect the Company and the Company Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Stockholders” means the owners of all of the issued and outstanding equity of the Company.

“Company Technology” means all Technology owned by or licensed to the Company or a Company Subsidiary.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other legally binding arrangement or agreement, whether written or oral.

“Convertible Debt” means the Indebtedness of the Company represented by the Convertible Notes.

“Convertible Notes” means the Senior Subordinated Convertible Promissory Notes listed on Schedule 1.1(a).

“Debt Payoff” means the aggregate amount necessary to discharge all Indebtedness of the Company outstanding as of the Closing Date, excluding the Convertible Debt.

“Disagreement Notice” means a written notice provided by either the Company or Parent pursuant to Section 7.19(b), which notice shall state the delivering party’s conclusion that the matters disclosed in the Schedules provided by the other party, in the aggregate, materially and adversely affect the benefits and rights of the delivering party pursuant to this Agreement and the basis for such conclusion in reasonable detail.

“Employer Taxes” means the amount of any employer or payroll related taxes payable by the Company as a result of the Management Incentive Plan Payments.

“Environmental Laws” shall mean any applicable, federal, state, foreign or local governmental laws (including common laws), statutes, ordinances, codes, regulations, rules, permits, licenses, certificates, approvals, plans, judgments, decrees, orders, directives, requirements, notice or demand letter issued, entered, promulgated or approved thereunder that regulate the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that regulate the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release or threatened release, emission, disposal, re-use, or recycling of Hazardous Materials into ambient air, surface water, ground water or land, including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq. , as amended (“CERCLA”), and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended (“RCRA”), or otherwise relating to the manufacture, processing, distribution, use, presence, production, labeling, testing, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company, the Company Subsidiaries or their respective agents.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” means the Escrow Agreement to be entered into at the Closing by and among Parent, the Noteholder Representative, and the Escrow Agent, in the form mutually agreed upon by Parent, the Noteholder Representative, and the Escrow Agent, the material terms of which are set forth on Schedule 1.1(b).

“GAAP” means generally accepted accounting principles in the United States.

“General Escrow Amount” means the amount designated as the General Escrow Amount in the Escrow Agreement, which shall be funded solely by Parent Common Stock based upon the Average Closing Price.

“General Escrow Fund” means the account into which the General Escrow Amount is deposited.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court, arbitrator or mediator (public or private).

“Hazardous Materials” means (a) any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “toxic substances,” “restricted hazardous waste,” or “contaminant” or words of similar import under any Environmental Law, (b) any petroleum or petroleum products, flammable explosives or radioactive materials, and (c) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental Body under any Environmental Law. The term “Hazardous Materials” shall include any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, any asbestos or asbestos containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.

“Indebtedness” of any Person means, without duplication, (a) the principal, interest, penalties, fees, expenses, reimbursement obligations, premiums, prepayment penalties (if any) in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable (including, without limitation, the Convertible Debt); (b) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (c) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; and (d) all obligations of the type referred to in clauses (a) through (c) of any Persons for the payment of which such Person is responsible or liable or for which any property or asset of such Person is secured by a Lien, under any legally binding obligation, including as obligor, guarantor, surety or otherwise; provided, however, that “Indebtedness” shall not include any capital leases.

“Indebtedness Payoff Letter” means a payoff letter, in form and substance reasonably satisfactory to Parent, which shall (a) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs, reimbursements or similar obligations related to the Indebtedness of the Company as of the Closing Date to such lender, (b) state that all Liens, if any, in connection therewith (including pursuant to any pledge agreements, security agreements, guaranties, charges of shares, deposit account agreements, or blocked account control agreements) relating to the assets of the Company and the Company Subsidiaries shall be, upon the payment on the Closing Date of the amount described in the immediately preceding clause (a), released, and (c) authorize the Company or its Representatives to file UCC-3 termination statements in all applicable jurisdictions and any other termination statements to evidence the release of such Liens.

“Intellectual Property” or “Intellectual Property Rights” shall mean all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of any jurisdiction: (a) patents, patent applications, any reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof (collectively, “Patents”); (b) trademarks, service marks, trade names (whether registered or unregistered), service names, industrial designs, brand names, brand marks, trade dress rights, Internet domain names, identifying symbols, logos, emblems, signs or insignia, and including all goodwill associated with the foregoing (collectively, “Marks”), (c) copyrights, whether registered or unregistered

(including copyrights in computer software programs), mask work rights and registrations and applications therefor (collectively, “Copyrights”); (d) confidential and proprietary information, or non-public processes, designs, specifications, technology, know-how, techniques, formulas, inventions, concepts, trade secrets, discoveries, ideas and technical data and information, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”); (e) all uniform resource locators, e-mail and other internet addresses and domain names and applications and registrations therefor (“Domain Names”); and (f) all applications, registrations and permits related to any of the foregoing clauses (a) through (e).

“IRS” means the Internal Revenue Service.

“Knowledge” means (a) with respect to the Company, the actual knowledge of each of Crawford Lipsey and Marcus Tuttle and such knowledge as would reasonably be expected to be known by such individuals in the ordinary and usual course of the performance of their professional responsibilities, and (b) with respect to the Parent, the actual knowledge of each of Roberta LaPenta and Charles Schafer and such knowledge as would reasonably be expected to be known by such individuals in the ordinary and usual course of the performance of their professional responsibilities.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Legal Proceeding” means any judicial, administrative, arbitral or mediation-related actions, suits, proceedings (public or private) or claims or proceedings by or before a Governmental Body.

“Liability” means any, action, penalty, demand, assessment, encumbrance, settlement, judgment, cost, expense, debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise).

“Lien” shall mean any lien, mortgage, encumbrance, security interest, claim, lease, charge, or pledge.

“Losses” means any and all Liabilities, Taxes and Tax Losses (including any Taxes incurred or resulting from receipt of a payment in respect of an indemnifiable Loss), costs and expenses, and any and all claims, demands or suits (by any Person, including without limitation any Governmental Body), including the costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements, compromises, and investigations relating thereto and including reasonable attorneys’ and other advisors’ fees, costs and expenses in connection therewith.

“Management Change in Control Plan” means the Company’s Management Change in Control Bonus Plan, dated as of October 4, 2012.

“Management Incentive Plan Payments” mean those benefits that become due and payable under the Management Change In Control Plan, net of all Employer Taxes.

“Noteholder Representative Reserve” means $25,000, intended to defray the costs and expenses incurred by the Noteholder Representative in connection with its obligations under this Agreement.

“Option” means each vested or non-vested option or similar right (excluding the Warrants) to purchase Company Stock outstanding immediately prior to the Closing.

“Optionholder” means any holder of Options. To the extent such Optionholder also holds Company Stock or preferred stock of the Company, such Optionholder shall be deemed an Optionholder only as to such Optionholder’s holdings of Options.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Company and the Company Subsidiaries through the date hereof consistent with past practice.

“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

“Parent Fundamental Representations” means the representations and warranties of Parent contained in Sections 6.1, 6.2, 6.3, and 6.4.

“Parent Material Adverse Effect” means, with respect to Parent, any condition, occurrence, event, change, situation or set of circumstances (any such item, an “Effect”) that has had or would reasonably be expected to have a material adverse effect on (a) Parent or the business, assets, properties, liabilities, financial condition, operations, or results of operations of Parent, or (b) the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement or perform its material obligations under this Agreement; provided, however, that none of the following shall constitute, or be considered in determining whether there has occurred, and no Effect resulting from, attributable to or arising out of any of the following shall constitute, a Parent Material Adverse Effect: (i) changes generally affecting (A) the industries in which Parent and the Parent Subsidiary operate, or (B) the economy or the capital markets, in each case, in the United States, (ii) changes after the date hereof in Law or in GAAP, (iii) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (iv) any decline in the market price, or change in trading volume, of the capital stock of Parent or (v) the suspension of trading generally on the NYSE or the Nasdaq Stock Market; provided, further, however, (X) that any change, event, occurrence or effect referred to in clauses (i), (ii), and (iii) shall be taken into account for purposes of such clause only so long as such change, event, occurrence or effect does not adversely affect Parent and the Parent Subsidiary, taken as a whole, in a materially disproportionate manner relative to other participants in the industries in which the Parent and the Parent Subsidiary operate and (Y) that for purposes of clause (iv), any change, event, occurrence or effect underlying such decline, change or failure not otherwise excluded in the other exceptions (i) through (v) of this definition shall be taken into account in determining whether a Parent Material Adverse Effect has occurred.

“Patent Agreements” means collectively, (a) the Agreement, dated September 28, 1981, by and among Denny Foy, Peter Hochstein and John L. Grady Trust U/A/D, (b) the Assignment Agreement, dated August 13, 1995, by and among Denny Foy, Peter Hochstein, John L. Grady and Andrew A. Pierskalla, and (c) the Memorandum of Understanding, dated April 1, 1999, by and among Denny Foy, Peter Hochstein, John L. Grady, Andrew A. Pierskalla and William D. McMachan and any agreements referenced therein that have not been delivered by the Company.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Plan Participant” means an employee of the Company or a Company Subsidiary entitled to a Management Incentive Plan Payment.

“Pre-Closing Tax Period” means any taxable year or period (or portion thereof) that ends on or before the Closing Date.

“Previously Transferred Patents” means, collectively, patent numbers, 5783909 (Maintaining LED luminous intensity), 5784006 (Annunciator system with mobile receivers), and 6582100 (LED mounting system).

“Pro Rata Portion” means, for each Noteholder, such Noteholder’s respective portion of the Cash Consideration, plus the Additional Cash Consideration (if any), plus the Parent Stock Consideration (if any), all as set forth on the Aggregate Consideration Spreadsheet.

“Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or a Company Subsidiary and all products or services currently under development by the Company or each Company Subsidiary.

“SEC” means the Securities and Exchange Commission.

“Software” means computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and all documentation, including user manuals and training materials related to any of the foregoing.

“Specific Escrow Amount” means the amount designated as the Specific Escrow Amount in the Escrow Agreement, which shall be funded solely by Parent Common Stock based upon the Average Closing Price.

“Specific Escrow Fund” means the account into which the Specific Escrow Amount is deposited.

“Straddle Period” means any taxable year or period that includes, but does not end on, the Closing Date.

“Subsidiary” means any Person of which any other Person directly or indirectly owns voting securities, other voting rights or voting partnership interests which are sufficient to elect at least a majority of such first Person’s board of directors or other governing body (or, if there are no such voting interests, the second Person directly or indirectly owns 50% or more of the equity interests of such first Person).

“Subsidiary Patent” means patent application US2011/0273879 (LED engine of finned boxes for heat transfer).

“Takeover Proposal” means any proposal or offer from any Person regarding any acquisition or purchase of all or substantially all of the assets of, any equity securities of, or any merger, consolidation or business combination with, the Company.

“Target Working Capital” shall be equal to $1,000,000.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company or any of the Company Subsidiaries.

“Taxes” means (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, national insurance or health, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and other taxes of any kind whatsoever, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a), and (c) any liability in respect of any items described in clauses (a) and/or (b) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(c) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Technology” means, collectively, all designs, formulas, algorithms, procedures, techniques, ideas, know-how, Software (whether in source code, object code or human readable form), databases and data collections, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, developments, creations, improvements, works of authorship, other similar materials and all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein, and all related technology, documentation and other materials used in, incorporated in, embodied in or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.

“Transaction Expenses” means the expenses payable by the Company or the Company Subsidiaries to its outside professional legal, financial, accounting, investment banking and other advisors for services performed by them with respect to the negotiation of this Agreement and the other agreements contemplated hereby and the transactions contemplated hereby and thereby (including any expenses payable by the Company to such advisors for tax planning for its executives or Noteholders), whether or not billed or accrued, but specifically excluding the Accounting Expenses.

“Transaction Expenses Payoff Letters” means payoff letters, in form and substance reasonably satisfactory to Parent, from any and all third party service providers to whom payments are required to be made by the Company and the Company Subsidiaries, as the case may be, in connection with the transactions contemplated by this Agreement. Such payoff letters shall provide that the amounts set forth therein represent payment in full for all fees and expenses payable by the Company and the Company Subsidiaries in connection with the transactions contemplated by this Agreement, as the case may be.

“Treasury Regulations” means the regulations promulgated under the Code.

“Warrant” means each vested or non-vested warrant or similar right (excluding the Options) to purchase Company Stock outstanding immediately prior to the Closing.

“Warrantholder” means any holder of Warrants.

“Working Capital” means the total consolidated current assets of the Company less the total consolidated current liabilities of the Company as determined in accordance with GAAP, provided that total consolidated current assets shall exclude cash and cash equivalents and total consolidated current liabilities shall exclude all Indebtedness and related accrued interest (including without limitation the Company’s working capital line of credit and the current portion of the Company’s long term debt and capital lease obligations), as determined in accordance with the principles and examples set forth on Schedule 1.1(c).

(b) Terms Otherwise Defined in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section

Additional Cash Consideration	3.1(b)

Agreement	Preamble

Author	5.9(e)

Balance Sheet	5.4(a)

Term	Section

Balance Sheet Date	5.4(a)

Bankruptcy Filing	7.18(b)

Benefit Plans	5.16(a)

Cap Amount	9.4

Cash Consideration	3.1(a)

Certificate	3.4(b)

Certificate of Merger	2.2(b)

Charter Documents	5.1(b)

Closing	2.2(a)

Closing Date	2.2(a)

Closing Statement	3.8(a)

Closing Working Capital	3.8(a)

COBRA	5.16(c)

Company Company Common Stock Company Preferred Stock	Preamble 3.4 3.4

Company Stock	3.4

Company Subsidiary	5.1(d)(i)

Company’s Facilities	5.15(a)

Confidentiality Agreement	7.6

Covered Individuals	5.16(a)

Current Coverage	7.15

DGCL	2.1

Dispute Notice	3.8(b)

Dissenting Shares	3.7

Dissenting Stockholders	3.7

DOL	5.16(a)

Effective Time	2.2(b)

Employee Releases	3.3(a)(ii)

End Date	4.1(a)

ERISA Affiliate	5.16(b)

Term	Section

Escrow Period	9.4(b)

Estimated Statement of Working Capital	3.2

Estimated Working Capital	3.2

Estimated Working Capital Adjustment	3.2

Exchange Act	5.24

Financial Statements	5.4(a)

Indemnified Party	9.6(a)

Indemnifying Party	9.6(a)

Independent Accountant	3.8(c)

Leased Real Property	5.8(b)

Material Contracts	5.11

Material Customers	5.12(a)

Material Suppliers	5.12(a)

Merger	Recitals

Merger Consideration	3.1

Merger Sub	Preamble

Merger Sub Common Stock	3.4

Noteholder	Preamble

Noteholder Releases	3.3(a)(i)

Noteholder Representative	Preamble

Noteholder Representative Documents	10.1(h)

Parent	Preamble

Parent Adjustment Amount	3.8(d)(ii)

Parent Balance Sheet	6.6(b)

Parent Financials	6.6(b)

Parent Indemnified Parties	9.2(a)

Parent SEC Reports	6.5(a)

Parent Stock Consideration	3.1(b)

Personal Data	5.9(g)

Registered Company Intellectual Property	5.9(a)

Related Party	5.19

Term	Section

Representatives	7.5(a)

Schedules	7.19(a)

SEC Exhibits	6.5(a)

SEC Website	6.5(a)

Securities Act	5.11(j)

Shares	3.7

Stockholder Consents	5.2(d)

Subsidiary Patent Transfer	7.18(a)(i)(B)

Supplemental Financial Information	7.3(f)

Surviving Corporation	2.1

Tax Losses	7.14(a)

Terminated Employees	5.17(f)

Third Party Claim	9.6(a)

Third-Party Interests	5.1(d)(iv)

Threshold Amount	9.2(b)

Transaction Documents	5.2(a)

United States	5.7(m)

Voting Debt	5.1(f)(i)

WARN Act	5.17(b)

(c) Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Dollars. Any reference in this Agreement to $ or dollars shall mean U.S. dollars.

(iii) Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vi) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(viii) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(ix) When any provision of this Agreement indicates that the Company has furnished, delivered, or provided any document, instrument, or other item to Parent, it shall include delivery through inclusion of the document, instrument, or other item in the electronic data room created for purposes of the transactions contemplated by this Agreement; provided, however, that (A) any additions made by the Company to such electronic data room within five (5) days prior to the date hereof shall not considered delivered by the Company as of the date hereof, and (B) any additions made by the Company to such electronic data room within five (5) days prior to the Closing Date shall not be considered delivered by the Company as of the Closing Date, in either case for purposes of this Section 1.1(c)(ix).

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”) at the Effective Time, the Merger shall be effected by Merger Sub merging with and into the Company. From and after the Effective Time, as a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

2.2 Closing.

(a) Subject to the satisfaction of the conditions set forth in Sections 8.1 and 8.2 (or the waiver thereof by the party entitled to waive that condition), the closing of the transactions contemplated hereby (the “Closing”) shall be held at the offices of Finn Dixon & Herling LLP, 177 Broad Street, Stamford, CT 06901 or such other place as the parties may agree, as soon as practicable (but in any event within five (5) Business Days) after the satisfaction or waiver of each of the conditions to the Closing set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing takes place is referred to herein as the “Closing Date.” For all tax purposes, the Closing shall be effective as of the Effective Time.

(b) At the Closing, Merger Sub and the Company shall cause the Merger to be consummated by executing and filing a certificate of merger in the form attached hereto as Exhibit B (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The time of acceptance of such filing by the Secretary of State of the State of Delaware or such later time as shall be agreed upon by Parent and the Company and specified in the Certificate of Merger, is referred to herein as the “Effective Time.”

2.3 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become debts, liabilities and duties of the Surviving Corporation.

2.4 Certificate of Incorporation and By-laws. At the Effective Time, (a) the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior thereto in the certificate of incorporation of Merger Sub (other than the corporate name and any other modifications requested by Parent), and (b) the by-laws of the Company as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior thereto in the by-laws of Merger Sub (other than the corporate name and any other modifications requested by Parent); in each case until amended in accordance with applicable law.

2.5 Directors and Officers. At the Effective Time, individuals designated by Parent as the officers and directors of the Merger Sub shall be the officers and directors, respectively, of the Surviving Corporation, to hold office until their respective successors are duly elected and qualified.

ARTICLE III

MERGER CONSIDERATION; EFFECT OF THE MERGER ON THE

SECURITIES OF THE COMPANY AND MERGER SUB

3.1 Merger Consideration. The aggregate consideration (the “Merger Consideration”) shall be paid in accordance with Section 3.3 in an amount equal to:

(a) the amount of Five Million U.S. Dollars ($5,000,000) in cash (the “Cash Consideration”); plus

(b) the amount of Ten Million U.S. Dollars, to be paid by Parent in cash (such portion of the Merger Consideration, the “Additional Cash Consideration”) and/or an aggregate dollar value of Parent Common Stock (such portion of the Merger Consideration represented by Parent Common Stock, based on the Average Closing Price, the “Parent Stock Consideration”) in such proportions as determined by Parent in its sole discretion, provided that Parent shall notify the Company and the Noteholder Representative of such proportions no later than two (2) Business Days prior to the Closing Date; plus or minus

(c) the Estimated Working Capital Adjustment calculated in accordance with Section 3.2; plus or minus

(d) any Working Capital adjustment calculated in accordance with Section 3.8.

3.2 Estimates. At least three (3) Business Days before the Closing, the Company shall provide to Parent a statement (the “Estimated Statement of Working Capital”) setting forth the Working Capital as of the close of business on the most recently practicable date prior to the date of such delivery (but giving effect on a pro forma basis to payments made substantially simultaneously with the Closing) (the “Estimated Working Capital”), prepared in accordance with Schedule 1.1(c). The determination of the Estimated Working Capital will be subject to the consent of Parent, such consent not to be unreasonably withheld (and the parties agree to use their commercially reasonable efforts to come to an agreement on the determination of the Estimated Working Capital). The “Estimated Working Capital Adjustment” shall be equal to the amount by which the Estimated Working Capital exceeds or is less than the Target Working Capital, (a) with such difference being added to the Cash Consideration if the Estimated Working Capital exceeds the Target Working Capital, and (b) being subtracted from the Cash Consideration if the Estimated Working Capital is less than the Target Working Capital.

3.3 Payment of Merger Consideration.

(a) Disbursement of Merger Consideration. At the Closing, in each case in accordance with the final Aggregate Consideration Spreadsheet delivered pursuant to Section 3.5, Parent shall:

(i) (A) disburse to each Noteholder such Noteholder’s portion of the Cash Consideration plus the Additional Cash Consideration (if any) plus the amount payable for any fractional share pursuant to Section 3.3(c) (if any), and (B) issue or cause its transfer agent to issue to each Noteholder a certificate (or evidence of shares in book entry form) representing that number of whole shares of the Parent Stock Consideration such holder is entitled to receive (if any), in each case as set forth in the Aggregate Consideration Spreadsheet based on the Average Closing Price; provided that prior to any such disbursement and/or issuance to any Noteholder, such Noteholder shall have delivered to Parent a properly completed Noteholder Release, substantially in the form of Exhibit C hereto, which shall include, without limitation, from each Noteholder that is an Accredited Investor an acknowledgment and agreement to the provisions set forth in Section 7.9(b) and 7.9(c) (the “Noteholder Releases”);

(ii) (A) disburse to each Plan Participant such Plan Participant’s portion of the Cash Consideration plus the Additional Cash Consideration (if any) plus the amount payable for any fractional share pursuant to Section 3.3(c) (if any), and (B) issue or cause its transfer agent to issue to each Plan Participant a certificate (or evidence of shares in book entry form) representing that number of whole shares of the Parent Stock Consideration such holder is entitled to receive (if any), in each case as set forth in the Aggregate Consideration Spreadsheet based on the Average Closing Price; provided that prior to any such disbursement and/or issuance to any Plan Participant, such Plan Participant shall have delivered to Parent a properly completed release agreement in a form reasonable satisfactory to the Company and Parent, which shall include, without limitation, from each Plan Participant that is an Accredited Investor an acknowledgment and agreement to the provisions set forth in Section 7.9(b) and 7.9(c) (the “Employee Releases”);

(iii) disburse the Transaction Expenses to the providers set forth in the Aggregate Consideration Spreadsheet;

(iv) disburse an amount equal to the Debt Payoff to the relevant lenders set forth on the Aggregate Consideration Spreadsheet;

(v) disburse the aggregate amount of Employer Taxes applicable to the Management Incentive Plan Payments to the Company and, in turn, the Company shall cause the Company’s payroll agent to pay such amounts to the applicable Taxing Authorities;

(vi) issue and transfer shares of Parent Common Stock (based upon the Average Closing Price) equal to the General Escrow Amount to the Escrow Agent, to be held in accordance with Article IX and the terms of the Escrow Agreement;

(vii) issue and transfer shares of Parent Common Stock (based upon the Average Closing Price) equal to the Specific Escrow Amount to the Escrow Agent, to be held in accordance with Article IX and the terms of the Escrow Agreement; and

(viii) disburse the Noteholder Representative Reserve in accordance with Section 3.6.

(b) No Liability. None of the Surviving Corporation, Merger Sub, Parent or the Company shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(c) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the payment of the Parent Stock Consideration (if any), no dividends or other distributions of Parent shall relate to such fractional shares and such fractional shares will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of such fractional shares, Parent shall pay to each Noteholder or Plan Participant (at such time as Parent is required to deliver any of the Parent Stock Consideration to such holder) an amount in cash equal to the product obtained by multiplying (A) the fractional share to which such Person would otherwise be entitled by (B) the Average Closing Price.

(d) Accredited Investors. Notwithstanding any provisions in this Agreement to the contrary, Parent shall have no obligation to issue shares of Parent Common Stock hereunder to any Person who (i) is not an Accredited Investor or (ii) has not made the agreements and acknowledgements set forth in Section 7.9 below; provided, however, that this Section 3.3(d) shall not operate to reduce the Merger Consideration and the portion of the Merger Consideration payable pursuant to Section 3.3(a)(i) and Section 3.3(a)(ii) shall be reallocated among Noteholders and Plan Participants in a manner reasonably agreeable to Parent and the Noteholder Representative.

3.4 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company, the holders of any shares of the Company’s common stock, par value $0.0001 per share (the “Company Common Stock”), the holders of any shares of the Company’s preferred stock (the “Company Preferred Stock” and together with the Company Common Stock, the “Company Stock”), the holders of any shares of Merger Sub’s common stock, par value $0.0001 per share (“Merger Sub Common Stock”), or any other Person, the following shall occur:

(a) Exchange of Merger Sub Common Stock for Company Stock. The shares of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchangeable as a whole for the shares of Company Stock issued and outstanding prior to the Effective Time. Such shares of Company Stock shall thereafter constitute all of the issued and outstanding equity of the Surviving Corporation, so that Parent shall own all of the capital stock interests in, and equity of, the Surviving Corporation. Following the Effective Time, each share of Merger Sub Common Stock shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(b) Cancellation of Company Common Stock. At the Effective Time, all shares of Company Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and such shares of Company Stock shall be cancelled and retired and shall cease to exist, and each certificate (a “Certificate”) formerly representing any such shares of Company Common Stock (other than such shares held by the Company or any Company Subsidiary) shall thereafter be null and void.

(c) Cancellation of Company Preferred Stock.

(i) Each share of the Company’s Class B Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof or any other Person, be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange thereof.

(ii) Each share of the Company’s Class C Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof or any other Person, be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange thereof.

(iii) Each share of the Company’s Class D Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof or any other Person, be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange thereof.

(d) Cancellation of Treasury Stock. Each share of Company Stock issued and outstanding immediately prior to the Effective Time that is owned by the Company (as treasury stock or otherwise) shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange thereof.

(e) Cancellation of Options and Warrants. To the maximum extent permitted by applicable Law and Contracts binding on the Company, and subject to the Company’s obligation in the subsequent sentence, (i) no Options or Warrants, whether vested or unvested, shall be assumed by Parent or the Surviving Corporation in the Merger, (ii) immediately upon the Effective Time, each then outstanding Option and Warrant, whether vested or unvested, shall, by virtue of the Merger and without any action on the part of the holder thereof or any other Person, be cancelled for no consideration and shall no longer have any force or effect, and (iii) after the consummation of the Merger, (x) neither Parent nor the Surviving Corporation shall have any payment or other Liability to any Optionholder or Warrantholder, and (y) Optionholders and Warrantholders shall have no right to receive any payment nor any right to acquire any interest in Parent or the Surviving Corporation, in each case, under any Option or Warrant. To the extent required by any Contract binding upon the Company with respect to any Option or Warrant, the Company shall take all requisite action so that, at the Effective Time, each such Option and Warrant shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the Optionholder or the Warrantholder (as the case may be), or any other Person, automatically be cancelled and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor, in a manner satisfactory to Parent.

3.5 Aggregate Consideration Spreadsheet. At least three (3) Business Days prior to the Closing Date, the Company and the Noteholder Representative shall deliver to Parent an initial draft of the Aggregate Consideration Spreadsheet. The Aggregate Consideration

Spreadsheet is subject to the consent of Parent, such consent not to be unreasonably withheld (and the parties agree to use their commercially reasonable efforts to come to an agreement on the Aggregate Consideration Spreadsheet) The failure to raise or the raising of any objections shall not be a waiver of or limit on any rights Parent may otherwise have at equity or at law. At the Closing, the Company and the Noteholder Representative shall deliver to Parent the final Aggregate Consideration Spreadsheet setting forth the final calculation of the amounts for distribution in accordance with Section 3.3.

3.6 Noteholder Representative Reserve. At the Closing, Parent shall cause to be deposited, in an account designated by the Noteholder Representative, the Noteholder Representative Reserve. The Noteholder Representative Reserve (and earnings thereon) may be applied as the Noteholder Representative, in its sole discretion, determines appropriate to defray, offset, or pay any charges, fees, costs, liabilities or expenses of the Noteholder Representative incurred in connection with the transactions contemplated by this Agreement. The balance of the Noteholder Representative Reserve held pursuant to this Section 3.6, if any, and any income earned thereon, shall be distributed to the Noteholders who are entitled to receive the Merger Consideration by the Noteholder Representative, at such time as it determines in its sole discretion. Parent and the Surviving Corporation shall have no liability or responsibility to the Noteholders with respect to the Noteholder Representative Reserve or the actions and responsibilities of the Noteholder Representative contemplated by this Section 3.6.

3.7 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock (collectively, the “Shares”) that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the applicable provisions of the DGCL (the “Dissenting Stockholders”), shall not be cancelled without consideration, but instead such holder shall be entitled to payment of the fair value of such Shares (the “Dissenting Shares”) in accordance with the applicable provisions of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the applicable provisions of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL, as applicable. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s Shares shall thereupon be treated as if they had been cancelled without consideration, in accordance with Section 3.4, without any interest thereon. Prior to Closing, the Company shall give Parent prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL, as applicable, and received by the Company relating to stockholders’ rights of appraisal. The Company may voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment, without the consent or approval of Parent. From and after the Closing, the Noteholder Representative shall be entitled (but not obligated) to control the defense of any claims of Dissenting Stockholders and shall be entitled to pay the cost of defending, maintaining and settling any such claims of Dissenting Stockholders out of, and Parent shall be obligated to cause all such amounts to be released from, the General Escrow Fund. Prior to and after Closing, Parent shall give the Noteholder

Representative prompt written notice of any demands for appraisal received by Parent or the Surviving Corporation, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by Parent or the Surviving Corporation. Parent shall not (and shall cause the Surviving Corporation to not), except with the prior written consent of the Noteholder Representative, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

3.8 Working Capital Adjustment.

(a) As promptly as practicable, but no later than eighty (80) days after the Closing Date, Parent shall cause to be prepared and delivered to the Noteholder Representative the Closing Statement and a certificate based on such Closing Statement setting forth Parent’s calculation of Closing Working Capital. The closing statement (the “Closing Statement”) shall present the actual Working Capital as of the close of business on the Closing Date prepared in accordance with Schedule 1.1(c) (“Closing Working Capital”).

(b) Subsequent to the Closing and upon reasonable notice, Parent and the Surviving Corporation shall afford to the officers, employees, accountants, counsel and other representatives of the Noteholder Representative reasonable access during normal working hours to the Surviving Corporation’s properties, books, Contracts and records reasonably necessary to evaluate the Closing Statement, and Parent and the Surviving Corporation shall furnish promptly to the Noteholder Representative, pursuant to a customary confidentiality agreement, all such information concerning the business, properties, books, Contracts, records and personnel as the Noteholder Representative may reasonably request for the purpose of evaluating the Closing Statement. If the Noteholder Representative disagrees with Parent’s calculation of Closing Working Capital delivered pursuant to Section 3.8(a), the Noteholder Representative may, within thirty (30) days after delivery of the Closing Statement to the Noteholder Representative, deliver a notice to Parent (a “Dispute Notice”) stating that the Noteholder Representative disagrees with such calculation and specifying in reasonable detail those items or amounts as to which the Noteholder Representative disagrees and the basis therefor. Upon expiration of such thirty-day period, if the Noteholder Representative has not provided a Dispute Notice in accordance with this Section 3.8(b), the Noteholder Representative shall be deemed to have agreed with the calculation of Closing Working Capital delivered pursuant to Section 3.8(a) and such calculation of Closing Working Capital shall be considered final and conclusive for purposes of this Section 3.8.

(c) If a Dispute Notice shall be duly delivered pursuant to Section 3.8(b), the Noteholder Representative and Parent shall, during the thirty (30) days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the Closing Working Capital. If during such period the Noteholder Representative and Parent are unable to reach such agreement, they shall promptly thereafter cause an independent accounting firm as shall be mutually agreed by Parent and Noteholder Representative (the “Independent Accountant”) to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital (it being understood that in making such calculation, the Independent Accountant shall be functioning as an expert and not as an arbitrator). Each of Parent and the Noteholder Representative agrees that it shall not engage, agree to engage, or directly or indirectly solicit the engagement of the

Independent Accountant to perform any services other than as the Independent Accountant pursuant hereto until the Closing Statement and Closing Working Capital have been finally determined pursuant to this Section 3.8. Each of Parent and the Noteholder Representative agrees to execute, if requested by the Independent Accountant, a reasonable engagement letter. Parent and the Noteholder Representative shall cooperate with the Independent Accountant and promptly provide all documents and information reasonably requested by the Independent Accountant. In making such calculation, the Independent Accountant shall consider only those items or amounts in the Closing Statement and Parent’s calculation of Closing Working Capital as to which the Noteholder Representative has indicated it disagrees in its Dispute Notice. The Independent Accountant shall deliver to the Noteholder Representative and Parent, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Independent Accountant), a report setting forth such calculation. Such report shall be deemed a final arbitration award that is binding on Parent and the Noteholder Representative, and neither Parent nor the Noteholder Representative shall seek further recourse to courts or other tribunals, other than to enforce such report. The cost of the Independent Accountant’s review and report shall be borne equally by Parent and the Noteholder Representative.

(d) Payments.

(i) If the Closing Working Capital as determined pursuant to this Section 3.8 is greater than the Estimated Working Capital, then (A) Parent shall pay to the Noteholder Representative (for distribution to the Noteholders and Plan Participants), the amount equal to the difference between the Estimated Working Capital and the Closing Working Capital, in Parent Common Stock, within ten (10) days of the date of such determination.

(ii) If the Closing Working Capital as determined pursuant to this Section 3.8 is less than the Estimated Working Capital (the “Parent Adjustment Amount”), Parent shall be entitled to withdraw from the General Escrow Fund, and the Noteholder Representative and Parent shall instruct the Escrow Agent to disperse from the General Escrow Fund and release to Parent, the amount of the Parent Adjustment Amount in Parent Common Stock.

(iii) If the Closing Working Capital as determined pursuant to this Section 3.8 is equal to the Estimated Net Working Capital, then for the purposes hereof there shall be no further adjustment to the Merger Consideration.

ARTICLE IV

TERMINATION, AMENDMENT AND WAIVER

4.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Effective Time as follows:

(a) At the election of either Parent or the Company on or after October 31, 2013 (the “End Date”), if the Closing shall not have occurred by the close of business on such date; provided, however, that Parent shall have the exclusive right to extend the End Date for two successive periods of thirty (30) days in the event that the conditions contained in Section 8.1 have not been satisfied as of October 31, 2013; provided, further that the right to terminate this Agreement under this Section 4.1(a) or to extend the End Date shall not be available to any party who is in material default of any of its obligations hereunder;

(b) by mutual written consent of Parent and the Company;

(c) by either Parent or the Company if (i) there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby or (ii) there shall be any Law enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Body that would make consummation of the Merger illegal;

(d) by Parent, so long as Parent is not in material breach of its representations, warranties, covenants or agreements under this Agreement, if there shall have been a material breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Section 8.1(a), and is incapable of being cured or, if capable of being cured, shall not have been cured within twenty (20) Business Days following receipt by the Company of notice of such breach from Parent;

(e) by the Company, so long as the Company is not in material breach of its representations, warranties, covenants or agreements under this Agreement, if there shall have been a material breach of any representation, warranty, covenant or agreement of Parent set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Section 8.2(a) and is incapable of being cured or, if capable of being cured, shall not have been cured within twenty (20) Business Days following receipt by Parent of notice of such breach from the Company; or

(f) by either the Company or Parent pursuant to Section 7.19(c).

4.2 Effect of Termination. In the event of termination pursuant to Section 4.1, all rights and obligations of the parties hereunder shall terminate, provided that each party shall remain liable for any breach of any covenant contained in this Agreement prior to such termination and provided further that the obligations of the parties as set forth in Section 7.7 (Confidentiality) shall continue to survive any such termination.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE NOTEHOLDERS

Each of the Company and the Noteholders, severally (and not jointly and severally), hereby represents and warrants to each of Parent and Merger Sub on the date hereof that:

5.1 Organization.

(a) Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary.

(b) Charter Documents. The Company has delivered to Parent a true and correct copy of the certificate of incorporation (including any certificate of designations), by-laws or like organizational documents, each as amended to date (collectively, the “Charter Documents”), of the Company and each of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries is in violation, or as a result of the transaction contemplated herein or in the Transaction Documents, will be in violation of any of the provisions of its Charter Documents.

(c) Minutes. The Company has delivered to Parent true, correct and complete copies of the minutes of all meetings of the Company Stockholders, the stockholders of the Company Subsidiaries, the Company Board, each Company Subsidiary Board, and each committee of the Company Board and each Company Subsidiary Board, in each case for meetings taking place on or after January 1, 2010. Such minutes contain true, correct, and complete records of all meetings and accurately reflect in all material respects all other corporate action of the stockholders and the Boards (including committees thereof) of the Company and the Company Subsidiaries. All stock transfer taxes levied or payable with respect to all transfers of shares of the Company and the Company Subsidiaries prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

(d) Subsidiaries.

(i) Schedule 5.1(d) sets forth each direct or indirect Subsidiary of the Company (each, a “Company Subsidiary” and collectively, the “Company Subsidiaries”), the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all stockholders or other equity owners and the number of shares of stock owned by each such stockholder or the amount of equity owned by each such equity owner.

(ii) Each Company Subsidiary is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its incorporation or organization and is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization. Each Company Subsidiary has all requisite corporate or entity power and authority to own its properties and carry on its business as presently conducted.

(iii) The outstanding shares of capital stock or equity interests of each Company Subsidiary are validly issued, fully paid and non-assessable, and all such shares or other equity interests represented as being owned by the Company are owned by it free and clear of any and all Liens and are not subject to any option, right of first refusal, proxy, voting trust or agreement, or transfer restriction under any shareholder or similar agreement. No shares of capital stock are held by any Company Subsidiary as treasury stock. There is no existing option, warrant, call, right or Contract of any character to which any Company Subsidiary is a party requiring, and there are no securities of any Company Subsidiary outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity interests of any Company Subsidiary or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity interests of any Company Subsidiary.

(iv) Other than the Company Subsidiaries, neither the Company nor any Company Subsidiary owns, directly or indirectly, any shares of capital stock or equity or ownership interests in, any other Person (collectively, “Third-Party Interests”). Neither the Company nor any Company Subsidiary have any rights to, or are bound by any commitment or obligation to, acquire by any means, directly or indirectly, any Third-Party Interests or to make any investment in, or contribution or advance to, any Person.

(e) Capitalization.

(i) Except as set forth on Schedule 5.1(e), the authorized and outstanding capital stock of the Company consists of:

(A) 150,000,000 shares of common stock, par value $0.0001 per share, of which 10,745,010 shares are issued and outstanding;

(B) 5,000,000 shares of Class B Preferred Stock, par value $0.0001 per share, 2,888,052 of which are issued and outstanding;

(C) 10,000,000 shares of Class C Convertible Preferred Stock, par value $0.0001 per share, 8,097,065 of which are issued and outstanding; and

(ii) 100,000,000 shares of Class D Convertible Preferred Stock, par value $0.0001 per share, 34,677,116 of which are issued and outstanding.

(iii) All of the issued and outstanding shares of Company Stock have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Persons as set forth in Schedule 5.1(e).

(iv) Upon the Effective Time, all of the Options will be cancelled except for the Options listed on Schedule 5.1(e).

(f) Voting Debt; Options; Warrants.

(i) Except for the Convertible Notes, no bonds, debentures, notes or other indebtedness issued by the Company or any of the Company Subsidiaries (A) having the right to vote on any matters on which stockholders or equityholders of the Company or any of the Company Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right), or (B) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of the Company or any of the Company Subsidiaries, are issued or outstanding (collectively, “Voting Debt”). Except as set forth on Schedule 5.1(f), as of the date hereof, (X) an aggregate of 5,415,419 shares of Company Common Stock are subject to and have been reserved for issuance upon exercise of the Warrants, and (Y) an aggregate of 9,224,689 shares of Company Common Stock are subject to and have been reserved for issuance upon exercise of the Options.

(ii) Except as set forth on Schedule 5.1(f), there are no outstanding (A) securities of the Company or any of the Company Subsidiaries convertible into or exchangeable for Voting Debt, capital stock, voting securities or other ownership interests in the Company or any Company Subsidiary, (B) options, warrants or other agreements or commitments to acquire from the Company or any of the Company Subsidiaries, or obligations of the Company or any of the Company Subsidiaries to issue, any Voting Debt, capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in) the Company or any Company Subsidiary, or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, the Company or any Company Subsidiary, in each case that have been issued by the Company or any Company Subsidiary.

5.2 Authorization of Agreement.

(a) The Company has all requisite corporate power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Transaction Documents”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Transaction Documents by the Company, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by its Board of Directors and the Company Stockholders (to the extent required by the DGCL and/or the Charter Documents of the Company) and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby.

(b) This Agreement and each of the Transaction Documents has been duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Transaction Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Company, as applicable, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) The Board of Directors of the Company, at a meeting duly called and held at which a quorum of directors of the Company were present in person or by telephone (or, in lieu of a meeting, by the written consent of the directors of the Company), duly and, all directors present, unanimously adopted resolutions, after applicable disclosure of any and all conflicts in accordance with applicable Law, (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, and (ii) recommending that the Company Stockholders adopt this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(d) Schedule 5.2(d) sets forth a true, correct and complete list of the holders of record of Company Stock as of the date hereof. Not later than two (2) Business Days following execution of this Agreement, the Company shall deliver to Parent true, correct and complete copies of the irrevocable written consents to the Merger, which are valid and effective under the DGCL, of (i) the holders of at least 51% of the issued and outstanding Company Common Stock, voting together with the holders of the issued and outstanding Class C Convertible Preferred Stock on an as-converted basis and the issued and outstanding Class D Convertible Preferred Stock on an as-converted basis, (ii) the holders of at least 75% of the issued and outstanding Class C Convertible Preferred Stock, and (iii) the holders of at least 51% of the issued and outstanding Class D Convertible Preferred Stock (the consents set forth in clauses (i), (ii), and (iii), collectively, the “Stockholder Consents”). The approval of the Company’s Board of Directors, the Stockholder Consents, and the consents set forth on Schedule 5.3 are the only approvals necessary or required (under applicable Law, the Company’s Charter Documents or any other documents or agreements of Company or entered into by the Company) to approve this Agreement and the transactions contemplated hereby, including the Merger. From and after the time of such delivery to Parent, the Stockholder Consents shall remain in full force and effect and shall be valid and effective under the DGCL.

5.3 Conflicts; Consents of Third Parties.

(a) The execution, delivery and performance of this Agreement or the Transaction Documents by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any of the Company Subsidiaries; (ii) conflict with or violate any Law applicable to the Company, any of the Company Subsidiaries or any of their respective properties or assets; (iii) except as set forth on Schedule 5.3, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any consent under, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien on any of the properties or assets of the Company or any of the Company Subsidiaries.

(b) Except as set forth on Schedule 5.3, no consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Body is required to be obtained or made by the Company in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby.

5.4 Financial Statements.

(a) The Company has furnished to Parent and attached to Schedule 5.4 true, correct and complete copies of each of (i) the unaudited consolidated financial statements of the Company and the Company Subsidiaries as of and for the year ending December 31, 2012, which shall include a statement of cash flows and statement of operations for such fiscal year and a balance sheet as at the last day thereof, (ii) audited consolidated financial statements of the Company and the Company Subsidiaries for each of the years ending December 31, 2011 and December 31, 2010, each of which shall include a statement of cash flows and statement of operations for such fiscal year and a balance sheet as at the last day thereof, and (iii) the unaudited consolidated financial statements of the Company and the Company Subsidiaries as of and for the period ending June 30, 2013, which shall include a statement of cash flows and statement of operations for such period and a balance sheet as of the last day thereof. The balance sheet described in clause (iii) of the preceding sentence is referred to herein as the “Balance Sheet” and June 30, 2013 is referred to herein as the “Balance Sheet Date.” Collectively, the financial statements referred to in clauses (i)-(iii) above are the “Financial Statements”.

(b) The Financial Statements fairly present in all material respects the financial condition, results of operations and cash flows of the Company and the Company Subsidiaries, as at the dates and for the periods indicated, and have been prepared in accordance with GAAP consistently applied; provided, however, that the Financial Statements described in clause (iii) of Section 5.4(a) are subject to year-end adjustments.

(c) The Financial Statements shall have been prepared from, and in accordance with, the books, records and accounts of the Company and the Company Subsidiaries, which books, records and accounts shall properly reflect all material transactions during the relevant period, are accurate and complete in all material respects and are maintained in all material respects in accordance with all applicable Laws.

(d) The accounts receivable reflected on the Balance Sheet and accounts receivable arising after the date of the Balance Sheet and reflected on the records of the Company (i) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the Ordinary Course of Business and (ii) constitute valid claims of the Company. No customer of the Company has any right of contest, claim or setoff with respect to its accounts receivable.

(e) All inventory of the Company reflected on the Balance Sheet, net of applicable reserves, consists of a quality and quantity usable and saleable in the Ordinary Course of Business. All inventory of the Company on the Balance Sheet and inventories arising after the date thereof and reflected on records of the Company are valued in accordance with GAAP, consistently applied, on a lower of cost or market basis, and, except as set forth in Schedule 5.4(e), no inventory is held on a consignment basis. Schedule 5.4(e) sets forth the book value of all inventory of the Company as of July 31, 2013, valued in accordance with the preceding sentence.

5.5 Absence of Undisclosed Liabilities. Except as set forth on Schedule 5.5, neither the Company nor any of the Company Subsidiaries have any Indebtedness, obligations or Liabilities (whether or not required by GAAP to be reflected on a balance sheet) other than (a) those specifically reflected on and fully reserved against in the Balance Sheet or disclosed in the notes thereto, (b) those incurred in connection with the performance of any Material Contract of the Company or any Company Subsidiary, to the extent not required by GAAP to be reflected on a balance sheet, (c) incurred in the Ordinary Course of Business since June 30, 2013, or (d) the Transaction Expenses and the Accounting Expenses.

5.6 Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 5.6, since the Balance Sheet Date through the date hereof the Company and the Company Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, and there has not been any Company Material Adverse Effect. Without limiting the generality of the foregoing, since the Balance Sheet Date:

(a) there has not been any loss, with respect to the tangible property and assets of the Company or any Company Subsidiary, having a replacement cost of more than $10,000 for any single loss or $50,000 for all such losses;

(b) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company or any Company Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Company or any Company Subsidiary;

(c) except as set forth on Schedule 5.6(c), neither the Company nor any Company Subsidiary has awarded or paid any bonuses to employees of the Company or any Company Subsidiary with respect to the fiscal year ended December 31, 2012, except to the extent previously disclosed to Parent in writing, or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Company’s or any Company Subsidiary’s directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives;

(d) there has not been any change by the Company or any Company Subsidiary in Tax reporting or accounting principles, methods or policies nor has the Company or any Company Subsidiary made any adjustment to its books and records, or recharacterized any assets or liabilities, except as may have been required by GAAP (provided that such changes are disclosed on Schedule 5.6(d));

(e) except as set forth on Schedule 5.6(e), neither the Company nor any Company Subsidiary has made any loans, cash advances, or capital contributions to, or investments in, any Person or paid any fees or expenses to any director, officer, partner, stockholder or Affiliate of the Company or any Company Subsidiary other than pursuant to existing employment arrangements as set forth on Schedule 5.6(e);

(f) neither the Company nor any Company Subsidiary has mortgaged, pledged or been subjected to any Lien on any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any material assets of the Company or any Company Subsidiary, in each case, except in the Ordinary Course of Business;

(g) except as set forth on Schedule 5.6(g), neither the Company nor any Company Subsidiary has discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent) in excess of $10,000 individually or $50,000 in the aggregate;

(h) neither the Company nor any Company Subsidiary has canceled or compromised any material debt or pending claim or amended, canceled, terminated, relinquished, waived or released any Material Contract or material right;

(i) neither the Company nor any Company Subsidiary has made or committed to make any capital expenditures or capital additions or betterments in excess of $10,000 individually or $50,000 in the aggregate;

(j) except as set forth on Schedule 5.6(j), neither the Company nor any Company Subsidiary has issued, created, incurred, assumed or guaranteed any Indebtedness;

(k) the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(l) neither the Company nor any Company Subsidiary has received notice of, instituted or settled any Legal Proceeding;

(m) there has not been any change in the number of issued and outstanding shares of Company Stock;

(n) there has not been any change or amendment to the Company’s Charter Documents, or material change to any material contract or arrangement by which the Company or any Company Subsidiary is bound or to which any of their respective assets or properties is subject;

(o) there has not been the loss of the services of any key employee, or material change in the composition or duties of the senior management of the Company or any Company Subsidiary;

(p) except as set forth on Schedule 5.6(p), neither the Company nor any Company Subsidiary has recorded any deferred revenue;

(q) there has not been the loss or, to the Knowledge of the Company, threatened loss of any Material Customer; and

(r) none of Company or any of the Company Subsidiaries has agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 5.6.

5.7 Taxes. For purposes of this Section 5.7, any reference to the Company or the Company Subsidiaries shall be deemed to include any person that merged with or was liquidated into the Company or the Company Subsidiaries, respectively. Except as set forth on Schedule 5.7:

(a) The Company and each of the Company Subsidiaries have (i) duly and timely filed all Tax Returns required to be filed by or on behalf of it in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any duly obtained extensions of time in which to make such filings), all such Tax Returns are true, complete and accurate in all respects, and the Company and the Company Subsidiaries have maintained, to the extent required, all documentation supporting the positions taken thereon, and have at all times used proper accounting methods and periods in computing its Tax liability, (ii) timely paid all Taxes due and payable (whether or not shown due on any Tax Return) or, claimed or asserted by any Taxing Authority to be due and payable (except to the extent of any accrual for Taxes being contested in good faith established on the Financial Statements), and (iii) with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing (including contingent and deferred Tax Liabilities and Tax Liabilities arising as a result of the transactions contemplated herein), made accruals for the full amount of such Taxes on its Financial Statements (whether or not it has or may have a right of reimbursement against another Person). All required estimated Tax payments sufficient to avoid any underpayment penalties have been made by or on behalf of the Company and the Company Subsidiaries. The Company and the Company Subsidiaries have disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code (or any corresponding local law). Neither the Company nor any of the Company Subsidiaries has participated in any reportable or listed transaction as defined under Section 6011 of the Code.

(b) The Company and each of the Company Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes, and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(c) no claim has been made by any Taxing Authority in a jurisdiction where the Company or the Company Subsidiaries does not file Tax Returns that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(d) The Company has delivered to the Parent true and complete copies of all (i) audit reports issued with respect to the six year period prior to the date of this Agreement relating to any Taxes due from or with respect to the Company and each of the Company Subsidiaries and (ii) Tax Returns of the Company and each of the Company Subsidiaries for all taxable periods ending on or after December 31, 2009.

(e) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; (vi) election under Section 108(i) of the Code; or (vii) income that accrued in a prior taxable period but that was not included in taxable income for that or another prior taxable period.

(f) The Company and each of the Company Subsidiaries (i) are not a party to any agreement extending the time within which to file any Tax Return which has not yet been filed, (ii) have not been granted any extension of the statute of limitations for the assessment or collection of Taxes, which extension is still in effect, and (iii) have not granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(g) None of the Company’s or any of the Company Subsidiaries’ federal income tax returns have been audited, and no action, suit, proceeding, investigation or audit with respect to Taxes of any type is pending or, to the Knowledge of the Company, threatened. There are no outstanding assessments, claims or deficiencies for any material Taxes of the Company or each of the Company Subsidiaries that have been asserted or assessed or, to the Knowledge of the Company, proposed. No issue has been raised by a Taxing Authority in any prior examination of the Company or each of the Company Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a material proposed deficiency for any subsequent taxable period.

(h) No Liens for Taxes exist with respect to any of the assets or properties of the Company or each of the Company Subsidiaries, except for statutory Liens for Taxes not yet due or payable.

(i) The Company and each of the Company Subsidiaries (i) are not nor have ever been a member of any Affiliated Group that filed or was required to file an affiliated, consolidated, combined or unitary Tax Return other than one in which the Company is the common parent, (ii) do not have any liability for the Taxes of another Person under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign Law) except with respect to the Company and another Company Subsidiary, (iii) do not have any liability for Taxes of any other Person as a transferee or successor, or by Contract or otherwise and (iv) are not a party to a Tax sharing, indemnity allocation or similar agreement or arrangement (whether or not written).

(j) The Company and each of the Company Subsidiaries have not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(k) None of the transactions taken pursuant to this Agreement, other than payments to employees of the Company, will give rise to any withholding obligation under any provision of Law (including Section 1445 of the Code).

(l) The Company is not a “publicly held corporation” for purposes of Section 162(m) of the Code.

(m) The Company and each of the Company Subsidiaries incorporated in the United States of America (the “United States”) do not have a permanent establishment in any country other than the United States nor is subject to tax in a jurisdiction outside the United States.

(n) To the Knowledge of the Company, the Company has never treated any of the Company Subsidiaries as a passive foreign investment company (within the meaning of Section 1297 of the Code).

(o) None of the Company Subsidiaries that are not incorporated in the United States (i) has a permanent establishment outside the country of its incorporation, (ii) is subject to Tax in any jurisdiction other than its jurisdiction of incorporation, (iii) is engaged in a United States trade or business for federal income tax purposes or (iv) has an investment in “United States Property” within the meaning of Section 956 of the Code.

(p) The Company is not subject to any gain recognition agreement under Section 367 of the Code.

(q) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is, or has ever been, classified as an entity other than a corporation for US tax purposes.

(r) Neither the Company nor any of its Subsidiaries has ever been the subject of an election pursuant to Section 338 of the Code.

(s) The Company is not subject to any limitation under Sections 382 or 383 of the Code on the use of any net operating loss carry-forwards, net capital loss carry-forwards or excess credit carry-forwards.

(t) As of June 30, 2013, the Company had a federal net operating loss carry-forward (as defined in Section 172 of the Code) of no less than Twenty Million Dollars ($20,000,000).

5.8 Property and Assets.

(a) Except as set forth on Schedule 5.8(a), each of the Company and the Company Subsidiaries has good, valid and marketable title to all of the properties and assets used in the Company’s business as conducted as of the date hereof and reflected as owned by the Company on the Balance Sheet (or acquired after the Balance Sheet Date), free and clear of all Liens. Schedule 5.8(a) sets forth any and all material assets and properties of the Company that are located at locations not owned or leased by the Company.

(b) The Company and each of the Company Subsidiaries has a valid and subsisting leasehold estate in each parcel of real property demised under a lease for the full term of the respective lease free and clear of any Liens other than Permitted Liens (the “Leased Real Property”). Schedule 5.8(b) contains a complete and correct list, as of the date hereof, of the Leased Real Property including with respect to each such lease the date of such lease and any material amendments thereto. All leases are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, and neither the Company nor any of the Company Subsidiaries nor, to the Knowledge of the Company, no third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any such lease. Neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated or otherwise transferred any such lease nor has the Company or any of the Company Subsidiaries entered into with any other Person (other than another wholly-owned Subsidiary of the Company) any sublease, license or other agreement that is material to the Company and the Company Subsidiaries, taken as a whole, and that relates to the use or occupancy of all or any portion of the Leased Real Property. The Company has delivered or otherwise made available to Parent true and complete copies of all leases (including all material modifications, amendments, supplements, waivers and side letters thereto) pursuant to which the Company or any of the Company Subsidiaries thereof leases, subleases or licenses, as tenant, any Leased Real Property.

(c) None of the Company or any Company Subsidiary owns any real property.

5.9 Intellectual Property.

(a) Registered Intellectual Property

(i) Schedule 5.9(a) sets forth an accurate and complete list of all Patents and Patent applications, registered marks, and registrations and applications for registrations of Marks, Copyrights and Domain Names owned or filed by the Company or any Company Subsidiary (collectively, “Registered Company Intellectual Property”).

(ii) Schedule 5.9(a) lists the jurisdictions in which each such Registered Company Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed or in which any other filing or recordation has been made.

(iii) Each item of Registered Company Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Company Intellectual Property has been paid and all necessary documents and certificates in connection with such Registered Company Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Company Intellectual Property.

(iv) Neither the Company nor any Company Subsidiary has misrepresented, or failed to disclose, any facts or circumstances in any application for any Registered Company Intellectual Property that would constitute fraud with respect to such application.

(v) Schedule 5.9(a)(v) sets forth an accurate and complete list of all Registered Company Intellectual Property that is either or both (A) currently used in the operation of the business of the Company or the Company Subsidiaries, or (B) necessary in the operation of the business of the Company or the Company Subsidiaries.

(vi) As of the Closing, the Subsidiary Patent Transfer, if applicable, will have been made by the parties thereto in good faith, for good, valuable and fair consideration.

(b) The Company and/or a Company Subsidiary has full title to and ownership of, or has valid and continuing rights to use, sell or license, all Company Intellectual Property and Company Technology, free and clear of any Liens of any kind except those, if any, reflected in the Financial Statements (including the notes thereto). The Company Intellectual Property and Company Technology are sufficient for the operation and conduct of the businesses of the Company and the Company Subsidiaries as presently conducted. Except as set forth on Schedule 5.9(b), to the Knowledge of the Company, no third Person has any rights to any Company Intellectual Property or Company Technology that is owned by the Company and/or a Company Subsidiary, other than non-exclusive license rights granted in the normal course of business to users of the Products.

(c) Except as set forth in Schedule 5.9(c), and in each case to the Knowledge of the Company, no Company Intellectual Property, Company Technology, or Product is infringing, misappropriating or violating, and has not infringed, misappropriated or violated, the Intellectual Property Rights of any third Person, nor will the use, practice or other commercial exploitation of the Company Intellectual Property, the Company Technology, or the Products by the Company or any Company Subsidiary, or the manufacturing, licensing, marketing, importation, offer for sale, sale or use of the same, or the operation of the Company’s and the Company Subsidiaries’ businesses, infringe, constitute an unauthorized use of or misappropriate any Intellectual Property Rights of any third Person. Except as set forth in Schedule 5.9(c), neither the Company nor any Company Subsidiary is a party to or the subject of any pending or, to the Knowledge of the Company, threatened suit, action, investigation or proceeding which involves a claim against the Company or any Company Subsidiary, of infringement, unauthorized use, or violation of any Intellectual Property Rights of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or contesting the right of the Company or a Company Subsidiary to use, sell, exercise, license, transfer or dispose of any Company Intellectual Property or Company Technology, or any products, processes or materials covered thereby in any manner, nor has the Company or a Company Subsidiary received any written communications alleging such claims.

(d) To the Knowledge of the Company, no Person (including employees and former employees of the Company or a Company Subsidiary) is infringing, violating, misappropriating or otherwise misusing any Company Intellectual Property or Company Technology, and, except as set forth in Schedule 5.9(d), neither the Company nor any Company Subsidiary has made any such claims against any Person (including employees and former employees of the Company or a Company Subsidiary).

(e) Except as set forth on Schedule 5.9(e), to the Knowledge of the Company, the Company and each Company Subsidiary have secured from all consultants, advisors, employees and independent contractors who independently or jointly contributed to or participated in, in the normal course of his or her duties, the conception, reduction to practice, creation or development of any Intellectual Property Rights for the Company or a Company Subsidiary (each an “Author”), unencumbered and unrestricted exclusive ownership of all of the Authors’ Intellectual Property Rights in such contribution that the Company or a Company Subsidiary does not already own by operation of law and has obtained the waiver of all non-assignable rights. Except as set forth on Schedule 5.9(e), to the Knowledge of the Company, no Author has retained any rights, licenses, claims or interest whatsoever with respect to any material Intellectual Property Rights developed by the Author for the Company or a Company Subsidiary. Without limiting the foregoing, except as set forth on Schedule 5.9(e), the Company and each Company Subsidiary have obtained written and enforceable proprietary information and invention disclosure and Intellectual Property Rights assignments from all current and former Authors with respect to any material Intellectual Property Rights. The Company has provided Parent with copies of all such forms currently and historically used by the Company and each Company Subsidiary.

(f) To the Knowledge of the Company, no Trade Secret or any other non-public, proprietary information of the Company or a Company Subsidiary has been authorized to be disclosed or has been actually disclosed by the Company or a Company Subsidiary to any employee or any third Person other than (i) pursuant to a written confidentiality or non-disclosure agreement restricting the disclosure and use of Company Intellectual Property or Company Technology, or (ii) to such employees or third persons who otherwise have a duty of confidentiality to the Company or a Company Subsidiary. The Company and each Company Subsidiary have taken all commercially reasonable steps to protect and preserve the confidentiality of all Trade Secrets and any other confidential information of the Company or each Company Subsidiary.

(g) The Company and each Company Subsidiary have complied in all material respects with all applicable Laws, and their respective internal privacy policies, relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected by the Company or each Company Subsidiary, or by third parties on behalf of the Company or a Company Subsidiary (collectively, “Personal Data”). Neither the Company nor any Company Subsidiary has received a written complaint regarding the Company’s or a Company Subsidiary’s collection, use or disclosure of Personal Data. The Company and each Company Subsidiary take commercially reasonable measures to ensure that Personal Data is protected against unauthorized access, use, modification, or other misuse. To the Knowledge of the Company, no breach or violation of any security policy of the Company or any Company Subsidiary with respect to Personal Data has occurred or is threatened, and there has been no unauthorized or illegal use of or access to any Personal Data.

5.10 Insurance. Set forth in Schedule 5.10 is a list of all insurance policies and all fidelity bonds held by or applicable to the Company or any of the Company Subsidiaries setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium. The insurance policies listed on Schedule 5.10 are in full force and effect and the Company has timely paid all applicable premiums thereunder. Except as set forth on Schedule 5.10, no event relating to the Company or any of the Company Subsidiaries has occurred which would reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies. To the Knowledge of the Company, no event has occurred, including, without limitation, the failure by the Company or any of the Company Subsidiaries to give any notice or information or the Company or any of the Company Subsidiaries giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company or any of the Company Subsidiaries under any such insurance policies.

5.11 Material Contracts. Schedule 5.11 sets forth a true and complete list of all Contracts to which the Company or any of the Company Subsidiaries is a party or by which it is bound that fall within any of the following categories (the “Material Contracts”):

(a) each Contract which requires expenditures by the Company or any of the Company Subsidiaries in excess of $50,000 or under which the Company or any of the Company Subsidiaries expects to realize revenue in excess of $50,000;

(b) any collective bargaining agreements;

(c) any (i) employment agreements, and (ii) any Contract to which any stockholder, officer or director of the Company or any of the Company Subsidiaries, or any “affiliate” or “associate” (as such terms are defined in the rules and regulations promulgated under the Securities Act) of such Persons is a party;

(d) any indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement, promissory note or other Contract relating to or evidencing Indebtedness;

(e) any (i) lease or agreement under which the Company or any of the Company Subsidiaries is lessee of or holds or operates any tangible property, real or personal, owned by any other Person under which payments to such Person exceed $50,000 per annum, and (ii) any lease or agreement under which the Company or any of the Company Subsidiaries is lessor or permits any Person to hold or operate any property, real or personal, owned or controlled by the Company or any of the Company Subsidiaries;

(f) any agreement granting any option to purchase assets, or acquire a license, preemptive right, right of first refusal or similar right to any Person;

(g) any covenant that purports to limit the right of the Company or the Company Subsidiaries (or, at any time after the Effective Time, Parent or any of its Subsidiaries) to engage in any line of business, or to compete with any Person in any geographical location or any standstill agreements;

(h) any Contract with any Material Customer or Material Supplier;

(i) any Contract that contains a “most favored nation” or similar preferential pricing term;

(j) any agreement to register securities under the Securities Act of 1933, as amended (the “Securities Act”);

(k) any Contract that imposes a Lien on any material assets of the Company or any Company Subsidiary;

(l) any Contract relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company or any Company Subsidiary of any operating business or material assets or the capital stock of any other Person;

(m) any Contract providing for the exclusive right to distribute products supplied by the Company or any Company Subsidiary in any geographic region or distribution channel;

(n) any Contract providing for indemnification or any guaranty by the Company or any Company Subsidiary;

(o) any Contract pursuant to which the Company has recorded or expects to record deferred revenue; or

(p) any Contract that is not otherwise described in clauses (a) through (o) above that is material to the Company or the Company Subsidiaries.

The Company has made available to Parent correct and complete copies of all of Contracts (or written summaries in the case of verbal Contracts) listed on Schedule 5.11. All of such Contracts are valid, binding and in full force and effect on the Company. Neither the Company nor any of the Company Subsidiaries is in default under any material provision of any of such Contracts and, to the Knowledge of the Company, no other party to any such Contracts is in default under any provision thereof. As of the date hereof, neither the Company nor any of the Company Subsidiaries has received any written communication from any other party to the Contracts listed on Schedule 5.11 stating that such other party has decided or plans to terminate or otherwise discontinue such Contract. To the Knowledge of the Company, no event has occurred that with notice, lapse of time or both would constitute a breach or default thereunder by the Company or any Company Subsidiary, or would permit the modification or premature termination of such Material Contract by any other party thereto.

5.12 Customers and Suppliers.

(a) Schedule 5.12 sets forth a list of the twenty (20) largest customers of the Company and the ten (10) largest customers of the Company Subsidiaries (the “Material Customers”) and the ten (10) largest suppliers of the Company (the “Material Suppliers”), as measured by the dollar amount of purchases therefrom or thereby, during each of the fiscal year ended December 31, 2012 and the 6 months ended June 30, 2013, setting forth the approximate sales by the Company and the Company Subsidiaries to each such customer and the profitability related thereto and the approximate total purchases by the Company from each such supplier, during such period. For purposes of this Agreement, “customers” shall include distributors of the Company or any Company Subsidiary and any Person that purchases materials, products and/or services directly from the Company or any Company Subsidiary.

(b) Since the Balance Sheet Date, no Material Customer or Material Supplier has terminated its relationship with the Company or any Company Subsidiary or materially reduced or changed the pricing or other terms of its business with the Company or any Company Subsidiary and no Material Customer or Material Supplier has notified the Company or any Company Subsidiary that it intends to terminate or materially reduce or change the pricing or other terms of its business in a manner adverse to the Company or any Company Subsidiary.

5.13 Compliance. To the Knowledge of the Company, the Company and each of the Company Subsidiaries has, in all material respects, complied with all Laws and Orders applicable to its business, operations or assets and has all material Permits required thereby. To the Knowledge of the Company, there is no term or provision of any state or federal Order or Law applicable to or binding upon the Company or any Company Subsidiary, that has had or would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor the Company Subsidiaries have received any written or, to the Knowledge of the Company, verbal notices or communications from any Governmental Body of (a) any material pending violation with respect to any Laws, Orders or material Permits applicable to its business, operations or assets, or (b) threatening to terminate, revoke or cancel any material Permit held by the Company or any of the Company Subsidiaries. Since January 1, 2010, the Company and the Company Subsidiaries have not entered into or been subject to any Order with respect to any material aspect of its business, operations, properties, assets or employees or, received any written notice from any Governmental Body commencing or threatening any inquiry, investigation or Legal Proceeding with respect to any of the foregoing. To the Knowledge of the Company, none of the employees of the Company or any of the Company Subsidiaries is in material violation of any Contract or covenant (either with the Company or with another entity) relating to employment, patent, other proprietary information disclosure, non-competition, or non-solicitation.

5.14 Product Warranty; Product Liability.

(a) Each product manufactured, sold or delivered by the Company or any of the Company Subsidiaries has been in conformity, in all material respects, with all product specifications, all warranties and all applicable Laws. Neither the Company nor any of the Company Subsidiaries has any liability for replacement or repair of any such products or other damages in connection therewith or any other customer or product obligations not reserved against in the Balance Sheet or arising in the Ordinary Course of Business since the Balance Sheet Date. Except as set forth on Schedule 5.14 and other than in the Ordinary Course of Business, neither the Company nor any of the Company Subsidiaries has sold any products or delivered any services that included a warranty for a period of longer than five (5) years.

(b) Neither the Company nor any of the Company Subsidiaries has received any written or, to the Knowledge of the Company, verbal claim arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of the Company or any of the Company Subsidiaries.

5.15 Environmental Matters.

(a) The Company and the Company Subsidiaries are, and have been, in compliance with all Environmental Laws relating to the properties or facilities used, leased or occupied by the Company or any of the Company Subsidiaries (collectively, “Company’s Facilities”), which compliance includes obtaining, maintaining and complying with all Permits required under Environmental Laws to conduct the business of the Company and each of the Company Subsidiaries.

(b) Neither the Company nor any of the Company Subsidiaries has (i) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or released any Hazardous Materials, except in compliance with Environmental Laws, at any Real Estate, or (ii) exposed any employee or any third party to any Hazardous Materials under circumstances reasonably expected to give rise to any Liability or obligation under any Environmental Law.

(c) Neither the Company nor any of the Company Subsidiaries has received written notice of and there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Neither the Company nor any of the Company Subsidiaries is subject to any Order or written agreement by or with any Governmental Body or third party imposing any material Liability or obligation with respect to any of the foregoing.

(d) The Company has made available to Parent all environmental reports, assessments and investigations relating to any facilities or real property ever owned, operated or leased by the Company or any of the Company Subsidiaries, that were commissioned by or are in the possession of the Company or any of the Company Subsidiaries.

5.16 Employee Benefits.

(a) Schedule 5.16(a) sets forth a correct and complete list of (a) all employee welfare benefit plans (as defined in Section 3(1) of ERISA), (b) all employee pension benefit plans (as defined in Section 3(2) of ERISA) and (c) all other employee benefit plans, programs, policies, agreements or arrangements, including any deferred compensation plan, incentive plan, bonus plan or arrangement, stock option plan, stock purchase plan, stock award plan or other equity or equity-based plan, change in control agreement, retention, severance pay plan, dependent care plan, sick leave, disability, death benefit, group insurance, hospitalization, dental, life, any fund, trust or arrangement providing health benefits including multiemployer welfare arrangements, a multiple employer welfare fund or arrangement, cafeteria plan, employee assistance program, scholarship program, employment contract, retention incentive agreement, termination agreement, severance agreement, noncompetition agreement, consulting agreement, confidentiality agreement, vacation policy, employee loan, or other similar plan, agreement or arrangement, whether written or oral, funded or unfunded, or actual or contingent (i) that is maintained by the Company or any of the Company Subsidiaries for the benefit of any current or former employee, consultant or director of the Company or any of the Company Subsidiaries, or for a beneficiary of such an individual (individually and collectively, “Covered Individuals”), (ii) that has been approved by the Company or any of the Company Subsidiaries but is not yet effective for the benefit of Covered Individuals, or (iii) with respect to which the Company has any liability, contingent or otherwise (collectively, “Benefit Plans”). The Company has made available to Parent a correct and complete copy (where applicable) of (A) each Benefit Plan, including any amendments thereof (or, where a Benefit Plan has not been reduced to writing, a summary of all material terms of such Benefit Plan), (B) each trust or funding arrangement in connection with each such Benefit Plan, (C) the three most recently filed annual reports on IRS Form 5500 or any other annual report required by applicable Law, (D) the most recently received IRS determination (or opinion) letter for each such Benefit Plan, (E) the most recently prepared actuarial report and financial statement in connection with each such Benefit Plan, (F) the most recent summary plan description, any summaries of material modification thereto, and any employee handbooks concerning the extent of the benefits provided under any Benefit Plan, (G) for the last three years, all correspondence with the IRS, United States Department of Labor (“DOL”) and any other Governmental Body regarding the Benefit Plan. Neither the Company nor any of the Company Subsidiaries has any plan or commitment to establish any new Benefit Plan or to modify any Benefit Plan, except to the extent required by Law.

(b) None of the Company or any of the Company Subsidiaries or any other Person that, together with the Company or any of the Company Subsidiaries, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with the Company and any of the Company Subsidiaries, an “ERISA Affiliate”), has now or at any time within the past six years contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or the comparable provisions of any other applicable Law or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which an ERISA Affiliate would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA.

(c) Each Benefit Plan has been maintained and operated in material compliance with its terms and applicable Law, including ERISA, the Code, Section 4980B of the Code Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA”, and any other applicable Laws, (ii) with respect to each Benefit Plan, all reports, returns, notices and other documentation that are required to have been filed with or furnished to the IRS, the DOL or any other Governmental Body, or to the participants or beneficiaries of such Benefit Plan have been filed or furnished on a timely basis, and (iii) each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination (or opinion) letter from the IRS to the effect that the Benefit Plan satisfies the requirements of Section 401(a) of the Code taking into account all changes in qualification requirements under Section 401(a) for which the applicable “remedial amendment period” under Section 401(b) of the Code has expired, and no facts or circumstances exist or have occurred that could cause the loss of such qualification or the imposition of any Liability, penalty or tax under ERISA, the Code or any other applicable Laws.

(d) With respect to any Benefit Plan, (i) no actions, claims or proceedings (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, (ii) no facts or circumstances exist that would reasonably be expected to give rise to any such actions, claims or proceedings, and (iii) no administrative investigation, audit or other administrative proceeding by the DOL, the IRS or other Governmental Body, including any voluntary compliance submission through the IRS’s Employee Plans Compliance Resolution System or the DOL’s Voluntary Fiduciary Correction Program, is pending, in progress or, to the Knowledge of the Company, threatened.

(e) Neither the Company nor any of the Company Subsidiaries nor any other “party in interest” or “disqualified person” with respect to any Benefit Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code involving such Benefit Plan. To the Knowledge of the Company, no fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable Laws in connection with the administration or investment of the assets of any Benefit Plan.

(f) Except as set forth in Schedule 5.16(f), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment or benefit becoming due, or increase the amount of any compensation due, to any Covered Individual, (ii) increase any benefits otherwise payable under any Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; and except as set forth in Schedule 5.16(f), no portion of such payment or benefit will be characterized as a “parachute payment,” as such term is defined in Section 280G of the Code. Except as set forth in Schedule 5.16(f), neither the Company nor any of the Company Subsidiaries is a party to any contract, plan or other arrangement pursuant to which it is bound to compensate or reimburse any Person for any excise, penalty or other additional taxes under Section 409A or 4999 of the Code or any similar provision of state, local or foreign law.

(g) The Company may amend or terminate any Benefit Plan (other than an employment agreement or any similar agreement that cannot be terminated without the consent of the other party) at any time without incurring Liability thereunder, other than in respect of accrued and vested obligations incurred prior to such amendment or termination.

(h) All contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any Benefit Plan, and in accordance with applicable Law (including pursuant to 29 C.F.R. Section 2510.3-102), as of the date hereof have been timely made or reflected on the Company’s financial statements in accordance with GAAP.

(i) Except for the continuation coverage requirements under COBRA, neither the Company nor any of the Company Subsidiaries have any obligations or potential Liability for health, life or similar welfare benefits to Covered Individuals or their respective dependents following termination of employment.

(j) Each Benefit Plan subject to the provisions of Section 401(k) or 401(m) of the Code, or both, has been tested for and has satisfied the requirements of Section 401(k)(3), Section 401(m)(2) and Section 416 of the Code, as applicable, for each plan year ending prior to Closing.

(k) No Benefit Plan is maintained in a jurisdiction outside of the United States or for employees outside of the United States.

(l) Each contract, plan or other arrangement to which the Company or any Company Subsidiary is a party that provides for payments of “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) subject to Section 409A of the Code complies in form and operation with Section 409A of the Code and applicable guidance thereunder. No option, warrant or other equity interest granted by the Company is subject to tax under Section 409A of the Code.

5.17 Labor and Employment Matters.

(a) Except as set forth in Schedule 5.17(a), neither the Company nor any of the Company Subsidiaries is, or within the preceding six years has been, a party to any collective bargaining agreement or other labor union agreement, nor is any such collective bargaining agreement being negotiated. To the Knowledge of the Company, no activities or proceedings are underway by any labor union to organize any employees of the Company or any of the Company Subsidiaries. No work stoppage, slowdown or labor strike against the Company or any of the Company Subsidiaries is pending or, to the Knowledge of the Company, threatened. To the Knowledge of the Company, the Company and the Company Subsidiaries (i) have no direct or indirect Liability with respect to any misclassification of any Person as an independent contractor or temporary worker hired through a temporary worker agency rather than as an employee, (ii) are in compliance in all material respects with all applicable foreign, federal, state and local Laws respecting employment, employment practices, labor relations, fair employment, employment discrimination, health and safety, terms and conditions of employment, wages and hours, workers compensation, unemployment Laws, immigration Laws (including proper completion and processing of Forms I-9 for all employees) and social security Laws and (iii) have not received any written remedial order or notice of offense under applicable occupational health and safety Law.

(b) Neither the Company nor any of the Company Subsidiaries has incurred, and nor do either of them reasonably expect to incur, any Liability under the Worker Adjustment and Retraining Notification Act, and the regulations promulgated thereunder (the “WARN Act”), or any similar state or local Law which remains unsatisfied. There has been no “mass layoff” or “plant closing” as defined by the WARN Act with respect to the Company or the Company Subsidiaries within the six (6) months prior to the Closing.

(c) There is no unfair labor practice charge or complaint against the Company or the Company Subsidiaries pending or, to the Knowledge of the Company, threatened, before the National Labor Relations Board, any court or any Governmental Body.

(d) Except as described in Schedule 5.17(d), with respect to the Company and any of the Company Subsidiaries, there are no pending or, to the Knowledge of the Company, threatened actions, charges, citations or consent decrees concerning: (i) wages, compensation, bonuses, commissions, awards or payroll deductions, equal employment or human rights violations regarding race, color, religion, sex, national origin, age, disability, veteran’s status, marital status, or any other recognized protected class, status or attribute under any federal, state, local or foreign equal employment Law prohibiting discrimination, (ii) representation petitions or unfair labor practices, (iii) occupational safety and health, (iv) workers’ compensation, (v) wrongful termination, negligent hiring, invasion of privacy or defamation or (vi) immigration or any other claims under state or federal labor Law.

(e) Schedule 5.17(e) contains a complete and correct list setting forth (i) the names and titles of, current annual compensation, the two most recent annual bonuses for, exempt or non-exempt status of, and the type of, and expected date of return from, leave of, each current employee of the Company and each of the Company Subsidiaries, (ii) the names of each director of the Company and the Company Subsidiaries, (iii) the name of each individual who currently provides, or who has within the prior twelve month period provided, services to the Company or any of the Company Subsidiaries as an independent contractor, and (iv) the names of each employee or independent contractor of the Company or any of the Company Subsidiaries who is a party to a non-competition agreement with the Company or any of the Company Subsidiaries. To the Knowledge of the Company, no person has any plans to terminate employment or service with the Company or any of the Company Subsidiaries. Except as specifically identified on Schedule 5.17(e), all employees of the Company and each of the Company Subsidiaries are employed at will.

(f) Schedule 5.17(f) contains a complete and correct list of all Persons whose employment with the Company or any of the Company Subsidiaries has been terminated since January 1, 2011 (the “Terminated Employees”). Except as set forth in Schedule 5.17(f), each of the Terminated Employees has executed a separation and release agreement with the Company releasing the Company and the Company Subsidiaries, as well as their successors, from all claims related to such Terminated Employee’s employment with the Company. The terminations of the Terminated Employees were effected in compliance with all applicable Laws, including without limitation the WARN Act and any similar state or local Law.

5.18 Litigation. Except as set forth on Schedule 5.18, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of the Company Subsidiaries, or any officers, directors or employees of the Company or any of the Company Subsidiaries with respect to their business on behalf of the Company or any Company Subsidiary, or to which the Company or any of the Company Subsidiaries is otherwise a party before any Governmental Body. Except as set forth on Schedule 5.18, neither the Company nor any Company Subsidiary is subject to any Order, nor, to the Knowledge of the Company, is any Affiliate of the Company subject to any Order that relates to the Company or any Company Subsidiary. Except as set forth on Schedule 5.18, neither the Company nor any Company Subsidiary is engaged in (or intends to engage in) any legal action to recover monies due it or for damages sustained by it.

5.19 Related Party Transactions. Except as set forth in Schedule 5.19, (a) the Company is not indebted to any director, officer or employee of the Company or any of the Company Subsidiaries (any such Person, a “Related Party”) (except for amounts due as salaries and bonuses under employment contracts or employee benefits plans and amounts payable in reimbursement of ordinary expenses); (b) no Related Party owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (i) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any of the Company Subsidiaries, (ii) engaged in a business related to the business of the Company or any of the Company Subsidiaries, or (iii) a participant in any transaction to which the Company or any of the Company Subsidiaries is a party; (c) no Related Party is indebted to the Company or any Company Subsidiary, nor has the Company or any the Company Subsidiaries made any loans or committed to make any loan or extend or guarantee credit to or for the benefit of any Related Party; (d) no Related Party owns or has any interest in any property (real or personal, tangible or intangible), used in or pertaining to the business of, the Company or any Company Subsidiary other than as a result of his, her or its ownership of or interest in Company Stock; or (e) no Related Party is a party to any Contract or involved in any business arrangement or other relationship with the Company or any Company Subsidiaries.

5.20 Banks. Schedule 5.20 contains a complete and correct list of the names and locations of all banks in which Company or any Company Subsidiary has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto.

5.21 State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) enacted under any federal, state, local or foreign laws applicable to the Company is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement. The Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

5.22 Financial Advisors. Except as set forth on Schedule 5.22, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

5.23 Corrupt Practices. Neither the Company nor any Company Subsidiary, nor to the Knowledge of the Company, any agent or other person acting on behalf of the Company or any Company Subsidiary, has (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (b) directly or indirectly, made any unlawful payment to any foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (d) made any false or fictitious entries on the book and records of the Company, (e) failed to disclose fully any contribution made by the Company or any Company Subsidiary or made by any person acting on its behalf and of which the Company is aware in violation of Law, or (f) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

5.24 SEC Filings. None of the Company, any Company Subsidiary nor any of their respective predecessor entities have, since the date of their respective formations, been required to file any forms, reports or documents with the SEC pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

5.25 Creditors, Bankruptcy.

(a) Except as contemplated by this Agreement, neither the Company nor any Company Subsidiary is involved in any proceeding by or against the Company or any Company Subsidiary as a debtor in any court under Title 11 of the United States Bankruptcy Code or any other insolvency or debtors’ relief act, whether state or Federal, or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official of any of the Company or any Company Subsidiary or for any part of the property of the Company or any Company Subsidiary.

(b) Schedule 5.26(b) sets forth a true and complete list of all outstanding Indebtedness of the Company and each Company Subsidiary.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub represent and warrant to the Company and each Noteholder on the date hereof and as of the Closing Date, that:

6.1 Organization and Good Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary.

6.2 Authorization of Agreement.

(a) Each of Parent, and Merger Sub has all requisite power and authority and legal capacity to execute and deliver this Agreement and each of the Transaction Documents (to which Parent or Merger Sub is a party), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and each of the Transaction Documents, to the extent applicable, have been duly authorized by all necessary corporate action on behalf of Parent and Merger Sub.

(b) This Agreement has been, and each Transaction Document (to which Parent or Merger Sub is a party) will be at or prior to the Closing, duly executed and delivered by each of Parent and Merger Sub, to the extent applicable, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each such Transaction Document when so executed and delivered will constitute, the legal, valid and binding obligation of each of Parent and Merger Sub, to the extent applicable, enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 6.3(a) hereto, neither the execution and delivery by Parent or Merger Sub of this Agreement and of the Transaction Documents, nor the compliance by Parent with any of the provisions hereof or thereof will (i) conflict with, or result in any violation of, default or breach of, any provision of the certificate of incorporation or by-laws of Parent or Merger Sub, (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other Contract or obligation, in each case to which Parent or Merger Sub is a party or by which Parent or Merger Sub or its properties or assets are bound, or (iii) violate any Law or Order of any Governmental Body by which Parent or Merger Sub is bound.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Parent and Merger Sub in connection with the execution and delivery of this Agreement or the Transaction Documents or the compliance by Parent and Merger Sub with any of the provisions hereof or thereof or the consummation by Parent of the transactions contemplated hereby.

6.4 Financial Advisors. Except as set forth in Schedule 6.4, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for either Parent or Merger Sub in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

6.5 SEC Filings; Financial Statements.

(a) Except as set forth in Schedule 6.5(a), Parent has filed all forms, reports and documents required to be filed with the SEC since January 1, 2011, all of which are available to the Purchaser on the website maintained by the SEC at http://www.sec.gov (the “SEC Website”). All such required forms, reports and documents filed by Parent with the SEC prior to the date of this Agreement are referred to herein collectively as the “Parent SEC Reports”. In addition, all documents filed as exhibits to the Parent SEC Reports (“SEC Exhibits”) are available on the SEC Website. All documents required to be filed as SEC Exhibits to the Parent SEC Reports have been so filed. As of their respective filing dates, the Parent SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a subsequent filing prior to the date of this Agreement, then on the date of such subsequent filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Parent is engaged only in the business described in the Parent SEC Reports and the Parent SEC Reports contain a true and complete description in all material respects of the Parent’s and the Parent Subsidiary’s business.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the “Parent Financials”) (i) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented in all material respects the consolidated financial position of Parent as at the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were reasonably expected to be subject to normal and recurring year-end adjustments. There has been no material change in the Parent’s accounting policies except as described in the notes to the Parent Financials. The balance sheet of Parent contained in the Parent SEC Report for the quarter ended March 31, 2013, is hereinafter referred to as the “Parent Balance Sheet.”

(c) Attached to Schedule 6.5(c) are complete and correct copies of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act. Schedule 6.5 also contains a full, accurate, and complete description of any event or occurrence on or prior to the date of this Agreement that is or will be required to be reported by Parent on a Current Report on Form 8-K (or, in lieu of a Current Report, on a Quarterly Report or Annual Report on Form 10-Q or Form 10-K, respectively) that has not yet been reported.

6.6 Full Disclosure. To the Knowledge of Parent, neither this Agreement, the exhibits hereto, certificates delivered by Parent pursuant to this Agreement, nor the Transaction Documents contain any untrue statement of a material fact nor, to the Knowledge of Parent, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

6.7 Capitalization.

(a) As of August 7, 2013, the authorized capital stock of Parent consists of:

(i) 150,000,000 authorized shares of Parent Common Stock, par value $0.001 of which 80,234,028 shares are issued and outstanding;

(ii) 1,000,000 authorized shares of Series B Convertible Preferred Stock, par value $0.001 of which 2 shares are issued and outstanding;

(iii) 25,000 authorized shares of Series C Convertible Preferred Stock, par value $0.001 of which 10,000 shares are issued and outstanding;

(iv) 13,000 authorized shares of Series D Convertible Preferred Stock, par value $0.001 of which 0 are issued and outstanding; and

(v) 10,000 authorized shares of Series E Convertible Redeemable Preferred Stock, par value $0.001 of which 5,000 shares are issued and outstanding.

(b) The outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid, and non-assessable, were not issued in violation of the preemptive rights of any person, and were issued in compliance in all material respects with all applicable Laws. As of the date of this Agreement, except as set forth on Schedule 6.8 and except for the shares of Parent Stock Consideration issuable pursuant to this Agreement, Parent has no other commitment or obligation to issue, deliver or sell any shares of Parent Common Stock. There are no bonds, debentures, notes or other Indebtedness of Parent, and no securities or other instruments or obligations of Parent, the value of which is in any way based upon or derived from any capital or voting stock of Parent, having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent may vote. There are no Contracts to which Parent is a party or by which Parent is bound obligating Parent to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, Parent or obligating Parent to issue, grant, extend, or enter into any such security, option, warrant, call, right or contract. There are no outstanding material contractual obligations of Parent to repurchase, redeem, or otherwise acquire any shares of capital stock of, or other equity or voting interests in, Parent. Parent has not issued any shares of Parent Common Stock, any other shares of any equity security of Parent, or any other any securities, instruments, or rights that are convertible into or exercisable or exchangeable for any of the foregoing that are not fully and accurately reflected in the Parent SEC Reports filed with the SEC prior to the date of this Agreement. The Parent Stock Consideration (if any) to be issued as part of the Merger Consideration, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid, and non-assessable, will not be subject to any preemptive or other statutory right of shareholders, and will be issued in compliance with applicable United States federal and state securities laws. The authorized capital stock of Parent is sufficient to issue the Parent Stock Consideration in the Merger.

ARTICLE VII

COVENANTS

7.1 Conduct of the Business Pending the Closing.

(a) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of Parent, during the period from the date of this Agreement to the Closing, the Company shall (and the Company shall cause each Person in the Company Group to):

(i) conduct its businesses only in the Ordinary Course of Business;

(ii) use commercially reasonable efforts to (A) preserve its present business operations, organization, material rights, franchises, Intellectual Property Rights and goodwill and (B) preserve its present relationship with Persons having relationships with the Company and the Company Subsidiaries, including but not limited to, customers, suppliers, contractors, distributors and employees;

(iii) use its commercially reasonable efforts to maintain (A) all material assets and properties of the Company and the Company Subsidiaries in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the properties and assets of the Company and the Company Subsidiaries in such amounts, of such kinds and with such carriers as are substantially similar to that in effect on the date of this Agreement;

(iv) maintain its books, accounts and records in accordance with GAAP;

(v) make all required notices of the transactions contemplated by this Agreement and use its commercially reasonable efforts to obtain all third party consents that are necessary in order to consummate the transactions contemplated by this Agreement;

(vi) promptly notify Parent in writing if, prior to the consummation of the Closing (A) any of the representations and warranties contained in Article V cease to be accurate and complete in all material respects or (B) the Company fails to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.1(a)(vi) shall not limit or otherwise affect the remedies available hereunder to Parent; and

(vii) (A) terminate any Company plan that is intended to be qualified under Section 401(a) of the Code, such plan termination to become effective the day before Closing, and (B) amend the Management Change in Control Plan, as mutually agreed by the Company and Parent and terminate such plan effective as of the Closing, provided that such termination shall not be deemed to affect the payment of the Management Incentive Plan Payments triggered by the Merger, as contemplated by this Agreement and the Aggregate Consideration Spreadsheet.

(b) Except as otherwise expressly provided in this Agreement or with the prior written consent of Parent, during the period from the date of this Agreement to the Closing, the Company shall not, and the Company shall cause each Person in the Company Group not to:

(i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of the capital stock of the Company or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company or any of the Company Subsidiaries;

(ii) take any action which would reasonably be expected to adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement;

(iii) transfer, pledge, encumber, issue, sell or dispose of any shares of capital stock or other securities of the Company or any of the Company Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company or any of the Company Subsidiaries;

(iv) effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company or any of the Company Subsidiaries;

(v) amend the Charter Documents of the Company or any of the Company Subsidiaries;

(vi) except in the Ordinary Course of Business with respect to employees, (A) increase the annual level of compensation of any employee of the Company or any of the Company Subsidiaries, (B) increase the annual level of compensation payable or to become payable by the Company or any of the Company Subsidiaries to any of their respective officers, (C) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, officer, director or consultant, (D) increase the coverage or benefits available under any (or create any new) or, except as explicitly permitted in this Agreement, accelerate the time of payment or vesting of any, severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or any of the Company Subsidiaries or otherwise modify or amend or terminate any such plan or arrangement or (E) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company or any of the Company Subsidiaries is a party or involving a current or former director, officer or employee of the Company or any of the Company Subsidiaries;

(vii) incur or assume any Indebtedness except in the Ordinary Course of Business;

(viii) subject to any Lien or otherwise encumber or permit, allow or suffer to be encumbered, any of the properties or assets (whether tangible or intangible), or any shares of capital stock of the Company or any of the Company Subsidiaries;

(ix) acquire, purchase, license or lease any properties or assets of any Person or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of the Company and the Company Subsidiaries, including Intellectual Property;

(x) enter into or agree to enter into any merger or consolidation with, any corporation or other entity, and not invest in, make a loan, material advance or capital contribution to, or otherwise acquire the securities or assets of any other Person;

(xi) cancel or compromise any material debt or claim or waive or release any material right of the Company or any of the Company Subsidiaries;

(xii) enter into any commitment for capital expenditures of the Company and its Subsidiaries in excess of $25,000 for any individual commitment and $100,000 for all commitments in the aggregate;

(xiii) enter into, modify or terminate any labor or collective bargaining agreement of the Company or any Company Subsidiary or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company or any Company Subsidiary;

(xiv) enter into any transaction or enter into, modify or renew any Contract with a distributor or which would be a Material Contract if entered into prior to the date hereof or that would reasonably be expected to have a Company Material Adverse Effect;

(xv) except for transfers of cash pursuant to normal cash management practices in the Ordinary Course of Business, make any investments in or loans to, or pay any fees or expenses or make other payments to (other than pursuant to and in accordance with existing Contracts), or enter into or materially modify any Contract with any Affiliate of the Company or any of the Company Subsidiaries, or any director, officer or employee of the Company or any of the Company Subsidiaries;

(xvi) make or revoke any material election in respect of Taxes, change any accounting method in respect of material Taxes, prepare any Tax Return in a manner which is not consistent with past practice with respect to the treatment of items on such Tax Return, file any amendment to a Tax Return that will or may more than immaterially increase the liability of the Company or any Company Subsidiary after the Closing, incur any liability for Taxes other than in the Ordinary Course of Business, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes or surrender any right to claim a refund of Taxes or obtain or enter into any Tax ruling or agreement with any Taxing Authority;

(xvii) enter into any Contract or understanding that restrains, restricts, limits or impedes the ability of the Company or any Company Subsidiary to compete with or conduct any business or line of business in any geographic area or enter into, modify, amend, or terminate any Contract;

(xviii) except in the Ordinary Course of Business, terminate, amend, restate, supplement or waive any rights under any Material Contract; \

(xix) terminate, amend, restate, supplement or waive any rights under any material Permit; and

(xx) agree to do or commit to do any of the foregoing prohibited by this Sections 7.1(b).

(c) From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms of this Agreement, the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement and the Transaction Documents.

7.2 Access to Information. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms of this Agreement, the Company shall, and shall cause the Company Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Company Subsidiary, to the officers, employees, accountants, agents, properties, offices and other facilities and to all books, records, contracts and other assets of the Company and the Company Subsidiaries, and the Company shall, and shall cause the Company Subsidiaries to, furnish promptly to Parent such other information concerning the business and properties of the Company and the Company Subsidiaries as Parent may reasonably request from time to time. Neither the Company nor any of the Company Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement. The Company consents to Parent contacting such customers as Parent deems necessary in connection with the foregoing and to discuss the Company’s and the Company’s Subsidiaries’ standing, performance and condition and issues related to the consummation of the transactions contemplated by this Agreement, provided that the Company is given reasonable advance notice and an opportunity to participate in any such meeting.

7.3 Financial Statements for Parent Current Report on Form 8-K.

(a) From and after the date hereof, the Company shall use its reasonable best efforts to prepare in a timely manner and, in the case of the statements listed in clause (i), deliver such statements to Parent no later than August 31, 2013 (to facilitate Parent’s required filing of such financial statements on Form 8-K) all prepared in accordance with the relevant rules of the Securities and Exchange Commission, (i) audited consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 2012 and December 31, 2011, and audited consolidated statements of income, cash flows and changes in shareholders’ equity of the Company for the years ended December 31, 2012 and 2011, with notes thereto, (ii) an unqualified report (except as to going concern) with respect to such audited financial statements by UHY LLP and a consent by UHY LLP to have such audited financial statements included in or incorporated by reference into Parent’s Securities Act filings, which report and consent shall be in form and substance reasonably satisfactory to Parent, and (iii) unaudited consolidated statements of income, cash flows and changes in shareholders’ equity of the Company for the six months ended June 30, 2013 (or for the applicable period) together with corresponding statements for the six months ended June 30, 2012 (or for the applicable period) and an unaudited balance sheet as of June 30, 2013 (or for the applicable period) and notes thereto prepared in accordance with the rules of the SEC applicable to interim financial statements. The financial statements set forth in clauses (i) – (iii) shall comply in all respects with the requirements for filing such financial statements on Form 8-K.

(b) Upon Parent’s request, the Company shall also promptly provide to Parent all other financial statements, business descriptions, risk factors, compensation data, ownership data and other information of the Company required for any SEC filing to be filed by Parent or which needs to be incorporated in any existing Parent SEC filings to make the information therein complete, including, without limitation, pro forma financial statements that give effect to the transaction contemplated by this Agreement and a full description of the business of the Company Group. Such financial statements shall be prepared in accordance with GAAP, so that such financial statements meet the requirements for filing by Parent with the SEC as required by the SEC’s Current Report on Form 8-K.

(c) The Company will, contemporaneous with the delivery of the reports described in Section 7.3(a), to the extent such reports are delivered prior to Closing, provide Parent with a representation that the information provided by it for inclusion and/or incorporation into the Parent’s Securities Act filings is true and accurate in all material respects and that there is no material fact or matter which has not been disclosed in reports delivered by the Company which renders such information untrue or misleading in any material respect.

(d) Parent and the Company shall cooperate and use their reasonable best efforts to cause UHY LLP to deliver, contemporaneous with the delivery of the reports described in Section 7.3(a), to the extent such reports are delivered prior to Closing, an executed consent, in form and substance reasonably satisfactory to Parent and suitable for filing by Parent with the SEC, which consent shall authorize Parent to file with the SEC the reports delivered pursuant to Section 7.3(a).

(e) The Company shall use its reasonable best efforts to cause, contemporaneous with the delivery of the consolidated financial statements described in Section 7.3(a), to the extent such financial statements are delivered prior to Closing, UHY LLP to make available to Parent and its representatives the work papers generated in connection with such accounting firm’s audit of the audited consolidated financial statements delivered pursuant to Section 7.3(a).

(f) Prior to the Closing, the Company shall cooperate with Parent in providing to Parent such financial statements, financial data and accountants’ reports as Parent shall reasonably request with respect to any filing that Parent shall make or be required to make under the Securities Act or the Exchange Act. Not in limitation of the foregoing, the Company shall deliver to Parent the following financial information (the “Supplemental Financial Information”): (i) promptly after each fiscal quarter ending after the date hereof, the unaudited balance sheet of the Company as of the end of such quarter and the unaudited statements of income, stockholders’ equity and cash flows of the Company for such quarter and for the portion of the fiscal year then ended prepared in accordance with GAAP, and (ii) promptly upon the reasonable request by Parent, such additional financial information as may be required in connection with any filing by Parent pursuant to the requirements of federal or state securities laws. Such Supplemental Financial Information shall present fairly, in all material respects, the financial position of the Company as of the last day of the periods covered and the results of operations, cash flows and changes in stockholders’ equity of the Company for the periods covered, subject in the case of unaudited financials, to normal year-end adjustments.

(g) Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, all Accounting Expenses shall be paid by Parent, on the one hand, and by the Company, on the other hand, on a fifty percent (50%) basis and such amounts to be paid by Parent shall not be deemed to be Transaction Expenses. The Company may suspend its performance of this Section 7.3 to the extent Parent has not paid, advanced, reimbursed, or otherwise given reasonable assurance to the Company that Parent will pay all costs and expenses required to be paid by Parent pursuant this Section 7.3(g). Notwithstanding the foregoing, prior to the engagement by the Company of any financial advisor in connection with the preparation of the materials set forth in this Section 7.3, which engagement occurs after the date of this Agreement, the Company shall deliver any such engagement letters to Parent, for Parent’s review and consent and such consent shall not be unreasonably withheld, conditioned or delayed. Moreover, the Company shall provide Parent with written copies of all invoices for fees incurred in connection with the preparation of the materials in this Section 7.3 for which Parent is responsible.

(h) Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, the completion of any financial statement, report, or other data described in this Section 7.3 shall not be a condition precedent to any party’s obligation to consummate the Merger or the other transactions contemplated by this Agreement.

7.4 Notice of Changes. The Company and Parent shall promptly advise the other party in writing of (a) any representation or warranty made by it (and, in the case of Parent, made by Merger Sub) contained in this Agreement becoming untrue or inaccurate in any material respect, or (b) the failure of it (and, in the case of Parent, of Merger Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

7.5 Further Assurances; Regulatory Approvals.

(a) Further Assurances.

(i) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement and bring about the fulfillment of the conditions precedent contained in this Agreement.

(ii) At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

(b) Regulatory Approvals. In connection with and without limiting Section 7.5(a), each of the Company and its Board of Directors and Parent and its Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement.

7.6 No Solicitation by the Company; Etc.

(a) The Company shall, and the Company shall cause the Company Subsidiaries to, and each shall use its reasonable best efforts to cause its respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal, and use best efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by the Company, the Company Subsidiaries or Representatives. The Company shall not, and shall not permit its Representatives or, the Company Subsidiaries to, directly or indirectly (i) solicit, initiate, knowingly facilitate or encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal, (ii) other than informing Persons of the existence of the provisions contained in this

Section 7.6, participate in any discussions or negotiations with any third party regarding any Takeover Proposal or (iii) enter into any agreement related to any Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company Subsidiaries or Representatives shall be deemed to be a breach of this Section 7.6 by the Company.

(b) In addition to the other obligations of the Company set forth in this Section 7.6, the Company shall promptly advise Parent, in writing, and in no event later than 24 hours after receipt thereof, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry, contact or request), and thereafter shall promptly keep Parent informed of all material developments affecting the status and terms of any such proposals, offers, inquiries, contacts or requests (and the Company shall provide Parent with copies of any additional written materials received that relate to such proposals, offers, inquiries, contacts or requests) and of the status of any such discussions or negotiations.

(c) The Company acknowledges that damages for any breach of the obligations in this Section will be difficult to measure and that Parent has the right to have the provisions of this Agreement, including this Section 7.6, specifically enforced.

7.7 Confidentiality. Except for disclosures expressly permitted by the terms of the Confidentiality Agreement, dated as of April 30, 2013, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), each of Parent and the Company shall hold, and shall cause their respective officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the other party, directly or indirectly, in confidence in accordance with the terms of the Confidentiality Agreement.

7.8 Publicity. The parties hereby acknowledge and agree that Parent shall make the initial press release with respect to this Agreement and the transactions contemplated hereby, provided, however, that Parent agrees to send a copy of such press release to the Company within a reasonable time prior to such release and to review any comments provided by the Company with respect to such release. Thereafter, neither of the Company nor Parent shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless disclosure is otherwise required by applicable Law or the rules or regulations of any securities exchange, provided that, to the extent required by applicable Law, the party intending to make such release shall use its reasonable best efforts consistent with such applicable Law to consult with the other party with respect to the text thereof.

7.9 Private Placement; Standstill.

(a) The offer and sale of the Parent Stock Consideration hereunder (if any) shall be made in reliance on and in compliance with the exemption from registration requirements of Section 5 of the Securities Act set forth under Regulations D and S promulgated under the Securities Act, and Parent shall use all commercially reasonable efforts to perfect such exemption.

(b) Each of the Noteholders hereby acknowledges that the shares of Parent Common Stock are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from Parent in a transaction not involving a public offering and that under the Securities Act and applicable regulations under the Securities Act such securities may be resold without registration under the Securities Act only in certain limited circumstances. Each of the Noteholders hereby acknowledges that they understand SEC Rule 144, as presently in effect, and understand the resale limitations imposed by SEC Rule 144 and by the Securities Act. Each of the Noteholders hereby acknowledges that Parent is under no obligation to register any of the securities issued pursuant to this Agreement.

(c) Other than sales by the Noteholders of Parent Common Stock to accredited buyers in a certified private transaction under Rule 144A, each of the Noteholders hereby agrees, that with respect to the shares of Parent Common Stock received by such Noteholder pursuant to this Agreement, such Noteholder shall not sell any such shares of Parent Common Stock except as set forth below:

(i) After the date that is six months after the Closing Date, the Noteholder may sell up to 50% of such shares of Parent Common Stock;

(ii) After the date that is nine months after the Closing Date, the Noteholder may sell up to 75% of such shares of Parent Common Stock; and

(iii) After the date that is 12 months after the Closing Date, the Noteholder may sell up to 100% of such shares of Parent Common Stock.

Any sales made pursuant to this Section 7.9(c) shall comply in all respects with the applicable requirements of the Securities Act.

(d) Until the date that is nine (9) months after the Closing Date (the “Anti-Dilution Period”), if Parent shall issue shares of Parent Common Stock (or securities exercisable for or convertible into Parent Common Stock) to an Affiliate of Parent without consideration or at a consideration per share (or having a conversion price per share) that is less than the Average Closing Price, other than pursuant to any agreement listed on Schedule 7.9(d) (an “Issuance”), Parent shall issue and deliver that number of shares of Parent Common Stock sufficient to offset the dilutive impact of such Issuance based upon the number of shares of Parent Common Stock held by the Noteholders and Plan Participants as of the date of the Issuance (on a weighted average basis), including shares of Parent Common Stock held by the Escrow Agent pursuant to the Escrow Agreement as of the date of the Issuance. Such additional shares of Parent Common Stock shall be delivered to the holders of the Parent Common Stock with respect to which the additional shares are issued. Notwithstanding the foregoing, the provisions of this Section 7.9(d) shall not apply to any Issuances unless and until the difference between the aggregate consideration received by Parent for all Issuances is $250,000 less than the aggregate consideration the Parent would have received had Parent received the Average Closing Price for each share of Parent Common Stock (or securities exercisable for or convertible into Parent Common Stock) in such Issuances, at which time the provisions of this Section 7.9(d) shall apply to all Issuances (i.e., as if this sentence was not included in this Section 7.9(d)).

(e) Each of the Company and the Noteholders hereby covenants and agrees that none of the Company, the Noteholders nor any Affiliate of the Company or the Noteholders which (i) has knowledge of the transactions contemplated hereby, (ii) has or shares discretion relating to such Noteholder’s investments or trading or information concerning such Noteholder’s investments, or (iii) is subject to such Noteholder’s review or input concerning such Affiliate’s investments or trading, will, directly or indirectly, as of the date hereof until earlier of (A) the termination of this Agreement pursuant to Article IV or (B) the Closing Date, (x) acquire or dispose of (or make any agreement to acquire or dispose of) any shares of Parent Common Stock or any shares of Parent exercisable or exchangeable for any shares of Parent Common Stock, (y) engage in any “short sales” (as such term is defined in Rule 200 promulgated under the Exchange Act) of Parent Common Stock or any shares of Parent exercisable or exchangeable for Parent Common Stock, including, without limitation, maintaining any short position with respect to, establishing or maintaining a “put equivalent position” (within the meaning of Rule 16a-1(h) under the Exchange Act) with respect to, entering into any swap, derivative transaction or other arrangement (whether any such transaction is to be settled by delivery of Parent Common Stock, other securities, cash or other consideration) that transfers to another, in whole or in part, any economic consequences or ownership, or (z) engage in any hedging transaction which establishes a net short position with respect to the Parent Common Stock.

7.10 Information Statement; Stockholder Consents.

(a) Information Statement. In accordance with the provisions of Section 262 of the DGCL, the Company shall send and deliver an information statement to each of the Company Stockholders which includes the following information, without limitation: (i) a reasonably detailed summary of the financial status of the Company, this Agreement and the transactions contemplated herein (including a statement that none of the Company Stockholders will be receiving consideration for their equity in the Company), (ii) the Stockholder Consents necessary to approve this Agreement and the transactions contemplated herein, (iii) a statement that the Board of Directors of the Company has deemed the Merger advisable and in the best interests of the Company and has approved this Agreement, (iv) a statement that encourages the Company Stockholders to consent to or vote in favor of the Merger and how they can consent or vote, and (v) any other information required to be delivered to the Company Stockholders pursuant to the DGCL.

(b) Stockholder Consents. The Company shall use its reasonable best efforts to obtain the Stockholder Consents prior to Closing.

7.11 Transaction Expenses. The Company shall use its commercially reasonable efforts to deliver to Parent, no later than three (3) Business Days prior to the Closing Date, the Transaction Expenses Payoff Letters.

7.12 Indebtedness of Company. In connection with the Closing, the Company shall negotiate and obtain, or cause to be obtained, an Indebtedness Payoff Letter from each holder of any Indebtedness (including the Convertible Debt) of the Company. The Company shall deliver, or cause to be delivered, all notices and take, or cause to be taken, all other actions reasonably requested by Parent to facilitate the termination of obligations and commitments under such Indebtedness (including the Convertible Debt) of the Company and the release of all Liens in connection therewith on or as soon as practicable following the Closing Date.

7.13 Employee Releases and Acknowledgements. Prior to the Closing, the Company shall negotiate and obtain, or cause to be obtained, the Employee Releases from each Plan Participant.

7.14 Certain Tax Matters.

(a) Filing of Tax Returns. Parent, at its own expense, will prepare or cause to be prepared all Tax Returns for the Company and the Company Subsidiaries that are due after the Closing Date and, subject to the right of indemnification (including for Tax Losses) under this Agreement, shall pay all Taxes shown as due on such Tax Returns. Parent will provide to the Noteholder Representative copies of Tax Returns for any Pre-Closing Tax Period at least thirty (30) calendar days before such Tax Returns are required to be filed. The Noteholder Representative will notify Parent of any proposed revisions to such Tax Returns within ten (10) calendar days after receipt of such Tax Returns from Parent. Parent shall accept all reasonable proposed revisions.

(b) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes incurred in connection with this Agreement and the transactions contemplated hereby, if any, shall be paid by the Person upon whom such Tax is assessed under applicable Law when due, and such Person shall file all necessary Tax Returns and other documentation with respect to any such transfer, documentary, sales, use, stamp, registration and other Taxes.

7.15 Tax Losses.

(a) For purposes of this Agreement, “Tax Losses” means any and all Losses attributable to Taxes (or the non-payment thereof) of the Company and the Company Subsidiaries for all Pre-Closing Tax Periods (including the portion of any Straddle Period attributable to the Pre-Closing Tax Period) which Taxes shall be deemed to include, without limitation, any Taxes payable in connection with income from the cancellation of indebtedness arising as a result of the transactions contemplated hereby); provided, however, Tax Losses shall not include (i) any amounts clearly reflected as an accrual for current Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the Balance Sheet and (ii) any amounts attributable to U. S. federal income Taxes.

(b) For purposes of allocating income, gain, deductions and losses attributable to the period up to and including the Effective Time for a Straddle Period, (i) real, personal and intangible property Taxes shall be allocated on a per diem basis, (ii) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, will be apportioned ratably between such periods on a per diem basis and (iii) other Taxes (including income taxes and taxes in lieu of income taxes to the extent not governed by clause (i)), shall be allocated based on a closing of the books as of the close of business on the Closing Date (including, without limitation, a closing of the books on the Closing Date for purposes of allocating income, gain, deductions and losses attributable to the Company).

(c) For purposes of determining the failure of any representation or warranty in Section 5.7 to be true and correct, in calculating any Losses thereunder as a result thereof any materiality, Company Material Adverse Effect, Knowledge, or scheduled disclosure qualifier shall be disregarded.

7.16 Indemnification of Directors and Officers.

(a) For a period of six (6) years following the Effective Time, the existing provisions of the Charter Documents of the Company and Company Subsidiaries concerning the elimination of liability and indemnification of directors and/or other persons shall not be amended in any manner that would adversely affect the rights thereunder of any person that is as of the date hereof or the Effective Time covered as an indemnitee under any such elimination of liability or indemnification provisions, unless such amendment or modification shall be required by applicable Law and then only to the minimum extent required by such Law. In addition to the foregoing, from and after the Effective Time for a period of six (6) years, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless, or cause to be indemnified and held harmless, to the maximum extent permitted by applicable law, each person who is, or at the Closing Date will be, a current or former director or officer of the Company (the “D&O Indemnitees”) against all liabilities, obligations, fines, penalties, losses, settlements, damages, claims, interest, awards, judgments, reasonable costs and reasonable expenses (including reasonable attorney fees) suffered or incurred by any D&O Indemnities arising out of or pertaining to acts or omissions (or alleged acts or omissions) of the D&O Indemnitees, or any of them, in their capacities as such. To the maximum extent permitted by applicable law, the indemnification and related rights hereunder shall be mandatory rather than permissible, and the Surviving Corporation shall, and Acquiror shall cause the Surviving Corporation to, promptly advance expenses in connection with such indemnification to the extent permitted by applicable law; provided, however, that, as provided in the existing provisions of the constituent documents of the Company and its subsidiaries, any D&O Indemnitees to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) For a period of six (6) years from and after the Closing Date, the Surviving Corporation shall, and Acquiror shall cause the Surviving Corporation to and the Surviving Corporation shall cause its subsidiaries to, procure and maintain in effect with respect to all periods prior to the Closing Date, directors’ and officers’ liability insurance covering those present and former officers and directors of the Company and those present and former officers, directors and managers of the subsidiaries who are currently covered by directors’ and officers’ liability insurance policies on terms no less favorable in the aggregate than the terms of such current insurance coverage; provided, however, that if any claim is asserted or made within such six (6) year period, such insurance shall be continued in respect of such claim until the final disposition thereof; provided, further, that, if such “tail” or other policies are not available at an annual cost not greater than 150% (one hundred fifty percent) of the last annual premium paid prior to the date hereof under such policy (the “Insurance Cap”), then the Surviving Corporation shall cause to be obtained as much comparable insurance as can reasonably be obtained in its good faith judgment at a cost up to but not exceeding the Insurance Cap.

(c) The provisions of this Section 7.16 are (i) intended to be for the benefit of, and shall be enforceable by, each person released or entitled to indemnification, or other benefit hereunder, and each such person’s heirs, representatives, successors or assigns, it being expressly agreed that such persons shall be third party beneficiaries of this Section 7.16, and (ii) in addition to, and not in substitution for, any other right to indemnification or contribution that any such person may have by contract or otherwise. The Surviving Corporation shall not, and Parent shall cause the Surviving Corporation not to, amend the provisions of this Section 7.16 in a manner that would adversely affect any such third party beneficiary without the prior written consent of such third party beneficiary.

(d) The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to), from time to time following the Closing, execute and deliver such other documents and instruments and take such other actions as may be reasonably requested by the Noteholder Representative or any D&O Indemnitee to implement the provisions of this Section 7.16.

(e) Nothing in this Section 7.16 shall prohibit Parent from causing the merger, consolidation, or reorganization of the Company and/or the Company Subsidiaries.

7.17 Exchange Listing. Parent shall file a listing application with Nasdaq for any Parent Stock Consideration to be issued in the Merger at the time prescribed by applicable rules and regulations of Nasdaq and shall use all commercially reasonable efforts to cause such Parent Stock Consideration to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date.

7.18 Bankruptcy Filing.

(a) Filings and Transfers with Respect to Patents.

(i) Within three (3) Business Days of the date hereof and prior to the Bankruptcy Filing, the Company shall and, shall cause the Company Subsidiaries to, take all actions necessary, such that each of the Company and the Surviving Corporation has full use of all Company Intellectual Property (including, without limitation, the Previously Transferred Patents and the Subsidiary Patent) from and after the Effective Time, such actions to include:

(A) making all applicable filings with any applicable Governmental Authority to record valid title to the Previously Transferred Patents and the Subsidiary Patent in the Company; and

(B) transferring valid title, to the extent necessary, to the Subsidiary Patent from Relume Corporation to the Company (the “Subsidiary Patent Transfer”).

(ii) The actions taken by the Company and/or the Company Subsidiaries pursuant to this Section 7.18(a), shall be taken without additional cost or expense to the Surviving Corporation or Parent other than (a) the Merger Consideration and (b) the satisfaction of the Company’s ongoing Liability from and after the Effective Time (including for continuing royalty payments) owing pursuant to that certain Assignment Agreement, dated as of June 2, 2003, by and between Relume Corporation, as assignor, and the Company (formerly known as Cuetronics, Inc.), as assignee.

(b) Bankruptcy Filing. Notwithstanding anything to the contrary in this Agreement, within five (5) Business Days of the date hereof, the Company shall and, shall cause Relume Corporation to, take all actions necessary to cause Relume Corporation to file for bankruptcy protection pursuant to Chapter 7 of Title 11 of the United States Bankruptcy Code (the “Bankruptcy Filing”). Parent hereby acknowledges that such proceeding may be continuing at and as of the Closing. The Bankruptcy Filing shall not be deemed to breach or result in a violation of any representation, warranty, covenant, obligation, or other provision of this Agreement or any Transaction Document by the Company or any Noteholder, subject to the terms and conditions of Sections 7.18(a) hereto.

7.19 Disclosure Schedules.

(a) The Company and Parent hereby acknowledge that none of the schedules referenced in this Agreement (the “Schedules”) have been finalized by the parties nor are attached hereto. The Company and Parent hereby agree that, as soon as possible following the execution of this Agreement and in any event no later than August 31, 2013, (i) the Company shall provide Parent with true and complete copies of Schedule 1.1(a) and the Schedules referenced in Article V, (ii) Parent shall provide the Company with true and complete copies of Schedule 7.9(d) and the Schedules referenced in Article VI, and (iii) the Company and Parent shall use their respective reasonable best efforts to agree upon the contents of Schedule 1.1(b), Schedule 1.1(c), and Schedule 9.2(b). The Company and Parent shall prepare the Schedules acting reasonably and in good faith.

(b) Within ten (10) days of receiving the Schedules delivered by the Company pursuant to clause (i) of Section 7.19(a), Parent may, acting in good faith, deliver a Disagreement Notice to the Company. Upon expiration of such ten-day period, if Parent has not provided a Disagreement Notice in accordance with this Section 7.19(b), Parent shall be deemed to have agreed with the Schedules delivered by the Company pursuant to clause (i) of Section 7.19(a). Within ten (10) days of receiving the Schedules delivered by Parent pursuant to clause (ii) of Section 7.19(a), the Company may, acting in good faith, deliver a Disagreement Notice to Parent. Upon expiration of such ten-day period, if the Company has not provided a Disagreement Notice in accordance with this Section 7.19(b), the Company shall be deemed to have agreed with the Schedules delivered by Parent pursuant to clause (ii) of Section 7.19(a). Notwithstanding the foregoing, if the Closing occurs, each party shall have been deemed to have waived any right to object to the Schedules pursuant to this Section 7.19.

(c) If either the Company or Parent delivers a Disagreement Notice in accordance with Section 7.19(b) or if the Company and Parent are unable to agree to any Schedule described in clause (iii) of Section 7.19(a) by August 31, 2013, then the Company and

Parent shall attempt in good faith to agree upon the Schedules. If the Company and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. If the Company and Parent are unable to agree upon the Schedules by the earlier of (x) the expiration of thirty (30) days after delivery of a Disagreement Notice and (y) September 30, 2013, then each such party shall have the right to terminate this Agreement pursuant to Section 4.1(f).

ARTICLE VIII

CONDITIONS TO CLOSING

8.1 Conditions Precedent to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Parent in whole or in part to the extent permitted by applicable Law):

(a) Representations, Warranties and Covenants.

(i) The representations and warranties of the Company and the Noteholders contained in Article V that are qualified as to materiality shall be true and correct in all respects and those that are not qualified as to materiality shall be true and correct in all material respects as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct in all respects on and as of such earlier date and those that are not qualified as to materiality shall be true and correct in all material respects on and as of such earlier date);

(ii) the Company Fundamental Representations shall be true and correct in all respects as of the Closing as though made at and as of the Closing;

(iii) the Company shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date, and Parent shall have received copies of such Stockholder Consents, corporate resolutions and other documents evidencing the performance thereof as Parent may reasonably request;

(iv) the Company shall have performed all of its obligations pursuant to Sections 7.18(a) and (b).

(b) Ability to Consummate the Closing.

(i) There shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and there shall not be pending any Legal Proceeding seeking to restrain or prohibit the consummation of the Merger or seeking a material amount for damages in connection with the transactions contemplated hereby; and

(ii) there shall not have been any Company Material Adverse Effect since the date of this Agreement.

(c) Consents and Waivers. The Company shall have obtained all consents, waivers and approvals referred to on Schedule 5.3, each such consent, waiver and approval being in form and substance reasonably satisfactory to Parent and not requiring as a term thereof or condition thereto any material adverse condition or requirement on the conduct of business by the Company, any of the Company Subsidiaries, Parent or the Parent Subsidiary.

(d) Liens. Parent shall have received evidence of the release of all Liens set forth on Schedule 5.8(a), in form and substance reasonably satisfactory to Parent in its sole discretion.

(e) Payment of Indebtedness; Transaction Expenses.

(i) There shall be no long-term Indebtedness of the Company outstanding other than such Indebtedness of the Company (including the Convertible Debt) to be paid and terminated at Closing pursuant to the terms of the related Indebtedness Payoff Letter, and the Company shall have delivered to Parent an Indebtedness Payoff Letter from each holder of Indebtedness (including the Convertible Debt) of the Company; and

(ii) there shall be no other Transaction Expenses payable by Parent other than the Transaction Expenses to be paid at Closing or appropriate arrangements shall have been made with respect thereto which would not require any payment from Parent or the Surviving Corporation or their respective subsidiaries, and the Company shall have delivered to Parent the Transaction Expenses Payoff Letters.

(f) Dissenting Shares. No more than ten percent (10%) of the voting power of the issued and outstanding Company Common Stock, which shall include the issued and outstanding shares of Class C Convertible Preferred Stock on an as-converted basis and the issued and outstanding shares of Class D Convertible Preferred Stock on an as-converted basis, shall be Dissenting Shares.

(g) Other Closing Deliverables. The Company shall have delivered to Parent:

(i) the Noteholder Releases, duly executed by the Noteholders;

(ii) the Employee Releases, duly executed by the Plan Participants and the Company;

(iii) the Accredited Investor Certificates, duly executed by the Noteholders and the Plan Participants, as applicable;

(iv) the Delaware Certificate of Merger, duly executed by the Company;

(v) the Escrow Agreement, duly executed by the Noteholder Representative;

(vi) an employment agreement, in a form reasonably satisfactory to Crawford Lipsey and Parent, duly executed by Crawford Lipsey (the “Employment Agreement”);

(vii) a certificate signed by the Chief Executive Officer of the Company, in form and substance reasonably satisfactory to Parent, dated the Closing Date, to the effect that each of the conditions specified above in Sections 8.1(a) have been satisfied in all respects;

(viii) a certification from the Company on behalf of the Noteholders, dated no more than 30 days prior to the Closing Date and signed by a responsible corporate officer of the Company, that the Company is not, and has not been at any time during the five years preceding the date of such certification, a United States real property holding company, as defined in Section 897(c)(2) of the Code;

(ix) certificates of good standing as of a recent date with respect to the Company and each Company Subsidiary issued by the Secretary of State of the state of such entity’s incorporation or formation and for each state in which the Company and each Company Subsidiary is qualified to do business as a foreign entity;

(x) an opinion of Varnum LLP, counsel to the Company, in a form mutually satisfactory to the Company and Parent and duly executed;

(xi) a certificate signed by the secretary of the Company certifying as true and correct as of the Closing Date: (A) the certificate of incorporation and bylaws of the Company; (B) the incumbency of the officers of the Company; and (C) the resolutions of the Board of Directors of the Company approving the transactions contemplated hereby, this Agreement and the transactions contemplated herein; and

(xii) such other documents as may be reasonably requested by the counsel for Buyer as necessary to consummate the transactions contemplated by this Agreement.

8.2 Conditions Precedent to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by applicable Law):

(a) Representations, Warranties and Covenants.

(i) The representations and warranties of Parent and Merger Sub contained in Article VI that are qualified as to materiality shall be true and correct in all respects and those that are not qualified as to materiality shall be true and correct in all material respects as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct in all respects on and as of such earlier date and those that are not qualified as to materiality shall be true and correct in all material respects on and as of such earlier date);

(ii) the Parent Fundamental Representations shall be true and correct in all respects as of the Closing as though made at and as of the Closing; and

(iii) Parent shall have performed and complied in all respects with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date.

(b) Ability to Consummate the Closing.

(i) There shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and there shall not be pending any Legal Proceeding seeking to restrain or prohibit the consummation of the Merger or seeking a material amount for damages in connection with the transactions contemplated hereby; and

(ii) there shall not have been any Parent Material Adverse Effect since the date of this Agreement.

(c) NASDAQ. Subject to the terms and conditions of Section 7.9, the Parent Common Stock shall be traded on the NASDAQ Capital Market and Parent shall not have received any notice after the date of this Agreement that such Stock may be subject to being delisted.

(d) Other Closing Deliverables. Parent shall have delivered to the Company:

(i) the Employment Agreement, duly executed by Parent;

(ii) a certificate signed by the Chief Executive Officer of Parent, in form and substance reasonably satisfactory to the Company, dated the Closing Date, to the effect that each of the conditions specified above in Sections 8.2(a) have been satisfied in all respects;

(iii) an opinion of Finn Dixon & Herling LLP, counsel to Parent, in a form mutually satisfactory to the Company and Parent and duly executed;

(iv) such other documents as may be reasonably requested by the counsel for Buyer as necessary to consummate the transactions contemplated by this Agreement.

ARTICLE IX

INDEMNIFICATION

9.1 Survival.

(a) All representations, warranties, covenants and obligations in this Agreement or in any instrument delivered pursuant hereto shall survive the Effective Time, subject to Section 9.1(b) and Section 9.1(c). No right of the Parent Indemnified Parties or the Noteholder Indemnified Parties for indemnification hereunder shall be affected by any examination made for, on behalf of, or for the benefit of such Person or the knowledge of any of Person.

(b) If the Closing occurs, the Noteholders shall have liability (for indemnification or otherwise) with respect to any breach of (i) a covenant or obligation to be performed or complied with by the Company or the Noteholders prior to the Closing Date or (ii) a representation or warranty by the Company or the Noteholders (other than with respect to the Company Fundamental Representations, as to which a claim may be made at any time, and the representations and warranties set forth in Section 5.7, as to which a claim may be made at any time prior to the expiration of the applicable statute of limitations), only if on or before the date that is eighteen (18) months after the Closing Date, Parent notifies Noteholder Representative of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Parent.

(c) If the Closing occurs, Parent shall have liability (for indemnification or otherwise) with respect to any breach of (i) a covenant or obligation to be performed or complied with by Parent or MergerSub prior to the Closing Date or (ii) a representation or warranty by Parent (other than with respect to the Parent Fundamental Representations, as to which a claim may be made at any time), only if on or before the date that is eighteen (18) months after the Closing Date, any Noteholder Indemnified Party notifies Parent of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by such Person.

9.2 Indemnification by the Company and the Noteholders.

(a) Except as set forth in Section 9.2(b), subject to the terms and conditions of this Article IX and the Escrow Agreement, Parent shall be indemnified and held harmless, after the Closing Date, by the Noteholders, severally in accordance with their respective Pro Rata Portions (and not joint and severally), in each case, in respect of any and all Losses incurred or suffered by Parent, the Surviving Corporation or any Affiliate thereof (the “Parent Indemnified Parties”) (irrespective of whether or not such Losses arise out of or in connection with a third party claim) resulting from, arising out of, relating to or constituting:

(A) any breach or violation by the Company or the Noteholders of any of their respective representations or warranties contained in this Agreement, the Transaction Documents or in any document, certificate or schedule required to be furnished pursuant to this Agreement;

(B) any breach, violation, or nonperformance by (i) the Company or the Noteholders of any of their respective covenants or agreements contained in this Agreement, the Transaction Documents or in any document, certificate or schedule required to be furnished pursuant to this Agreement, which covenants or agreements are required to be performed prior to the Closing, or (ii) the Noteholders of any of their respective covenants or agreements contained in this Agreement, the Transaction Documents or in any document, certificate or schedule required to be furnished pursuant to this Agreement, which covenants or agreements are required to be performed after the Closing;

(C) any obligation or liability relating to the Transaction Expenses, Employer Taxes or the Debt Payoff, to the extent not paid pursuant to Section 3.3 or otherwise reflected in the Closing Statement;

(D) any amounts payable to Parent pursuant to Section 3.8(d);

(E) any Dissenting Shares;

(F) any claim by any Optionholder related to any Liability of the Company or the Surviving Corporation pursuant to any Option held by the Optionholder immediately prior to the Effective Time;

(G) any obligation or Liability arising from the Patent Agreements;

(H) any obligation or Liability relating to the matters set forth on Schedule 5.18 (Litigation) of the Schedules to this Agreement (regardless of the disclosure of such matters in any other Schedule therein); or

(I) any third-party claims against any Parent Indemnified Party following the Closing, including the costs of defending against and settling any such third-party claims, if the facts and circumstances alleged in such third party claims would give the Parent Indemnified Party a right to indemnification under Section 9.2(a).

(b) Subject to the terms and conditions of this Article IX and the Escrow Agreement, Parent shall be indemnified and held harmless by the Noteholders, jointly and severally, in respect of any and all Losses incurred or suffered by the Parent Indemnified Parties (irrespective of whether or not such Losses arise out of or in connection with a third party claim) resulting from, arising out of, constituting or relating to any claims described on Schedule 9.2(b).

(c) Notwithstanding the above Section 9.2(a), there shall be no obligation to indemnify the Parent Indemnified Parties under Section 9.2(a)(A), Section 9.2(a)(B), or Section 9.2(C), (collectively the, “General Indemnity Sections”) and Section 9.2(a)(I) (with respect to any claims related to the General Indemnity Sections) until the Parent Indemnified

Parties have suffered Losses pursuant to Section 9.2(a) in excess of $150,000 (the “Threshold Amount”) in which event the Noteholders shall only be required to pay the full amount of such Losses in excess of the Threshold Amount, subject to the other provisions of this Article IX; provided that this limitation shall not apply to any claim for indemnification based upon, arising out of, with respect to or by reason of (i) any inaccuracy in or breach of any Company Fundamental Representation, (ii) inaccuracy or breach of a representation in Section 5.7 or 5.9(a)(v), (ii) fraud, or (iii) any Losses payable by the Company or any Noteholder pursuant to Section 9.2(a)(E), Section 9.2(a)(F), Section 9.2(a)(G), or Section 9.2(a)(H) (collectively the, “Special Indemnity Sections”) and Section 9.2(a)(I) (with respect to any claims related to the Special Indemnity Sections). For purposes of calculating Losses hereunder, after a breach or failure by the Company referred to in Section 9.2(a) has been established, any materiality or Company Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be ignored for purposes of determining the amount of the Loss.

9.3 Indemnification by Parent.

(a) Subject to the terms and conditions of this Article IX, after the Closing Date, the Noteholders and their respective Affiliates (the “Noteholder Indemnified Parties”) shall be indemnified and held harmless by the Parent in respect of any and all Losses incurred or suffered by the Noteholder Indemnified Parties (irrespective of whether or not such Losses arise out of or in connection with a third party claim) resulting from, arising out of, relating to or constituting:

(A) all Liabilities, damages or claims arising out of the business activities of the Surviving Corporation or any Company Subsidiary after the Effective Time, other than those arising out of or in connection with any breach, violation or nonperformance covered by Section 9.2(a) or (b);

(B) any breach or violation by Parent or Merger Sub of any of their respective representations or warranties contained in this Agreement, the Transaction Documents or in any document, certificate or schedule required to be furnished pursuant to this Agreement;

(C) any breach, violation or nonperformance by Parent or Merger Sub of any of their respective covenants or agreements contained in this Agreement, the Transaction Documents or in any document, certificate or schedule required to be furnished pursuant to this Agreement; or

(D) any third-party claims against any Noteholder Indemnified Party following the Closing, including the costs of defending against and settling any such third-party claims, if the facts and circumstances alleged in such third party claims would give the Noteholder Indemnified Party a right to indemnification under Section 9.3(a).

(b) Notwithstanding the above Section 9.3(a), other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Parent Fundamental Representation or fraud, Parent shall not have any obligation to indemnify the Noteholders pursuant to Section 9.3(a) until the Noteholders have suffered Losses by reason of all such breaches in excess of the Threshold Amount in which event Parent shall be required to pay the full amount of such Losses in excess of the Threshold Amount. For purposes of calculating Losses hereunder, after a breach or failure by Parent or the Merger Sub referred to in Section 9.3(a) has been established, any materiality or Parent Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be ignored for purposes of determining the amount of the Loss.

9.4 Escrow; Other Limitations.

(a) The aggregate Liability of the Noteholders to the Parent Indemnified Parties for indemnification under Section 9.2(a) shall not exceed the General Escrow Amount (the “Cap Amount”), which shall only be payable out of the General Escrow Fund to be deposited pursuant to the terms and conditions hereof and of the Escrow Agreement; provided, however, if any amounts are paid out of the General Escrow Fund with respect to a breach of the Company Fundamental Representations, fraud or Section 9.2(a)(F), the Noteholders shall deposit cash or Parent Common Stock in the General Escrow Fund with a value equal to such amounts withdrawn, with the value of any such Parent Company Stock being determined pursuant to Section 9.4(e) below. The Cap Amount shall not prohibit the Parent Indemnified Parties from being indemnified for Losses arising from the inaccuracy or breach by the Company or the Noteholders of any of the Company Fundamental Representations, the inaccuracy or breach of a representation in Section 5.7, a claim relating to Section 9.2(a)(F) or fraud by the Person committing said fraud after the General Escrow Fund has been reduced to $0, as to which the General Escrow Fund shall not be the sole source of recovery; provided, however, that the aggregate Liability of the Company and the Noteholders for indemnification under Sections 9.2(a) and (b) shall in no event exceed the Merger Consideration.

(b) The Liabilities of the Noteholders to the Parent Indemnified Parties for indemnification under Section 9.2(b) shall first be payable out of the Specific Escrow Fund to be deposited pursuant to the terms and conditions hereof and the Escrow Agreement. Nothing herein shall prohibit the Parent Indemnified Parties from being indemnified for Losses under Section 9.2(b) after the Specific Escrow Fund has been reduced to $0, as to which the Specific Escrow Fund shall not be the sole source of recovery; provided, however, that the aggregate Liability of the Company and the Noteholders for indemnification under Sections 9.2(a) and (b) shall in no event exceed the Merger Consideration.

(c) Other than with respect to claims for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Parent Fundamental Representation or fraud, the aggregate liability of Parent to the Noteholders for indemnification under Section 9.3(a) shall be $750,000, payable in Parent Common Stock only, with the value of any such Parent Company Stock being determined pursuant to Section 9.4(e) below.

(d) Notwithstanding the foregoing, nothing in this Section or otherwise in this Article IX or in this Agreement shall (i) prevent, restrict or limit the right of any party to obtain injunctive relief or other equitable relief from a court of competent jurisdiction in connection with a breach or alleged breach of covenant, (ii) restrict or limit any right of Parent under or with respect to an adjustment to the Merger Consideration pursuant to Section 3.8, or (iii) affect the rights and obligations of the parties under the Escrow Agreement.

(e) For purposes of funding any obligations of the Noteholders out of the General Escrow Fund or the Specific Escrow Fund, such obligations shall be paid solely in Parent Common Stock, provided that in determining such amounts, the price per share of such Parent Common Stock shall equal the greater of (i) the Average Closing Price, and (ii) the Average Closing Price determined in accordance with this Agreement but as of the thirty (30) trading days ending with the second trading day preceding the date on which payment is to be made from the General Escrow Fund or the Specific Escrow Fund, as applicable.

(f) Notwithstanding anything to the contrary in this Agreement, Parent or any Noteholder, as applicable, may satisfy, pay, and discharge all or any portion of any indemnification obligation to a Parent Indemnified Party or Noteholder Indemnified Party, as applicable, pursuant to this Agreement (including if such Noteholder has liability to a Parent Indemnified Party pursuant to Section 9.4(a) after the General Escrow Fund has been reduced to $0 or if such Noteholder has liability to a Parent Indemnified Party pursuant to Section 9.4(b) after the Specific Escrow Fund has been reduced to $0) by delivering to such Parent Indemnified Party or Noteholder Indemnified Party, as applicable, shares of Parent Common Stock. For this purpose, each such share of Parent Common Stock shall be valued pursuant to Section 9.4(e) above.

(g) The restrictions set forth in Section 7.9 shall not apply to any transfers of Parent Common Stock pursuant to this Section 9.4.

9.5 Dispute Resolution.

(a) If the Noteholder Representative or Parent, as applicable, shall object in writing to any claim or claims made to recover Losses from the General Escrow Fund or the Specific Escrow Fund, then the Noteholder Representative and Parent shall attempt in good faith to agree upon the amount of such Losses. If the Noteholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

(b) If no such agreement can be reached after good faith negotiation, either Parent or the Noteholder Representative may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Noteholder Representative. In the event that, within thirty (30) days after submission of any dispute to arbitration, Parent and the Noteholder Representative cannot mutually agree on one arbitrator, then, within fifteen (15) days after the end of such thirty (30)-day period, Parent and the Noteholder Representative shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If one party but not the other fails to select an arbitrator during this fifteen (15)-day period, then the parties agree that the arbitration will be conducted by the one arbitrator selected by the party which has made such a selection.

(c) Any such arbitration shall be held in New York, New York, under the rules and procedures then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American

Arbitration Association. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim for Losses shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and Parent shall be entitled to rely on, and make distributions from the General Escrow Fund or the Specific Escrow Fund, as applicable, in accordance with, the terms of such award, judgment, decree or order as applicable. Within ten (10) days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party. The Noteholder Representative shall be entitled to pay such amounts from the Noteholder Representative Reserve.

(d) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The foregoing arbitration provision shall apply to any dispute between the Noteholder Representative and the Parent Indemnified Party under this Article IX, whether relating to claims upon the General Escrow Fund or the Specific Escrow Fund or to the other indemnification obligations set forth in this Article IX.

9.6 Notice of Claims; Third Party Claims.

(a) If any third party shall notify any party to this Agreement (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other party to this Agreement (the “Indemnifying Party”), then the Indemnified Party shall notify in writing each Indemnifying Party thereof promptly and provide details of the matter; provided, however, that no reasonable delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any Liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced by the delay. Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice (or counsel selected by any insurer providing defense) reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any and all Losses resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief (unless any insurer providing defense also is defending such claims for equitable relief to the good faith reasonable satisfaction of the Indemnified Party), (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnified Party may participate in the defense of such claim with co-counsel of its choice to the extent that the Indemnified Party believes in its sole discretion that such matter shall affect its ongoing business; provided, however, that the fees and expenses of the Indemnified Party’s counsel shall be at the expense of the Indemnified Party unless (A) the Indemnifying Party has agreed in writing to pay such fees and expenses, (B) the Indemnifying Party has failed to assume the defense and employ counsel as provided herein or (C) a claim shall have been brought or asserted against the Indemnifying Party as well as the Indemnified Party, and such Indemnified Party shall have been advised in writing by counsel that there may be one or more factual or legal defenses available to it that are in conflict with those available to the Indemnifying Party, in which case such co-counsel shall be at the expense of the Indemnifying Party; provided, however, that the Indemnifying Party will not be required to pay the fees and expenses of more than one separate principal counsel (and any appropriate local counsel) for all Indemnified Parties. Subject to the preceding sentence, if the Indemnifying Party’s insurer is engaged in the defense of a claim, the Indemnified Party shall attempt, in good faith, to use reasonable efforts, in connection with any participation by the Indemnified Party in the defense of such claim, not to materially interfere with the insurer’s defense of the claim. If, within such 15-day period, the Indemnifying Party does not assume the defense of such matter or fails to defend the matter in the manner set forth above, the Indemnified Party may defend against the matter in any manner that it reasonably may deem appropriate and may consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to such matter without the consent of the Indemnifying Party and the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against such claim (including reasonable attorneys’ fees and expenses) and the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer to the extent resulting from, arising out of, relating to, or caused by the claim to the fullest extent provided herein.

(b) If an Indemnified Party’s notice of indemnification does not relate to a claim or the commencement of an action or proceeding by a third party, the Indemnifying Party shall have thirty (30) days after receipt of such notice to object to the subject matter and the amount of the claim for indemnification set forth in such notice by delivering written notice thereof to the Indemnified Party. If the Indemnifying Party does not so object within such 30-day period, it shall be conclusively deemed to have agreed to the matters set forth in such notice of indemnification.

9.7 Net Losses; Mitigation. Notwithstanding anything contained herein to the contrary, the amount of any losses incurred or suffered by an Indemnified Party shall be calculated after giving effect to (a) any insurance proceeds actually received by the Indemnified Party (or any of its Affiliates) with respect to such Losses (provided that the Indemnified Party and its Affiliates shall have no obligation to procure, maintain or obtain any insurance policies or pursue recovery thereunder), (b) any recoveries obtained by the Indemnified Party (or any of its Affiliates) from any other third party for such losses, less the loss incurred in obtaining such recoveries, and (c) any actual reduction in Taxes payable by the Indemnified Party as a result of such Losses (which shall be net of any Taxes payable by any Indemnified Party in the year of such Loss as a result of any recovery from any Indemnifying Party, insurance, or other third party proceeds). If any such proceeds, benefits or recoveries are received by Indemnified Party (or any of its Affiliates) with respect to any losses after an Indemnifying Party has made a payment to the Indemnified Party with respect thereto, the Indemnified Party (or such Affiliate) shall pay to the Indemnifying Party the amount of such proceeds, benefits or recoveries net of any costs and expenses incurred by such Indemnified Party in collecting such amount (up to the amount of the Indemnifying Person’s payment). With respect to any Losses incurred or suffered by a Indemnified Party, no liability shall attach to the Indemnifying Party in respect of any Losses to the extent that the same Losses have been recovered by the Indemnified Party from the Indemnifying Party, whether pursuant to the determination of Closing Working Capital or otherwise. Accordingly, the Indemnified Party may only recover once in respect of the same Loss.

9.8 Other Indemnification Provisions.

(a) The Parties agree to treat all indemnity payments made pursuant to this Article IX as adjustments to the aggregate Merger Consideration for all Tax purposes, to the extent permitted by applicable Law.

(b) The parties hereto acknowledge and agree that they will not treat any portion of a payment to the Noteholders from the General Escrow Fund or the Specific Escrow Fund upon release of the amounts held pursuant to the terms of Article IX as a payment of interest to the Noteholders by Parent, except as otherwise required by a Taxing Authority.

(c) Notwithstanding the provisions of Section 4.2, in the event of a termination of this Agreement prior to Closing, each of the Parent and the Company retain the right to be indemnified and held harmless by the other for any breaches of this Agreement by Parent, the Company or the Noteholders, prior to such termination, as applicable.

ARTICLE X

MISCELLANEOUS

10.1 Noteholder Representative.

(a) Each Noteholder agrees that the Noteholder Representative shall be appointed as the Noteholder Representative hereunder to give and receive notices and communications, to authorize payment to any Parent Indemnified Party from the General Escrow Fund and/or the Specific Escrow Fund in satisfaction of claims and Losses by a Parent Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims or Losses, to receive payments on behalf of the Convertible Debt due and owing pursuant to this Agreement and acknowledge receipt thereof, to waive any breach or default of Parent or Merger Sub under this Agreement following the Effective Time, to calculate the Aggregate Consideration Spreadsheet, to receive service of process on behalf of the Noteholders in connection with any claims under this Agreement or any related document or instrument, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Noteholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement; provided, however that such agency shall apply only to matters affecting all or most of the Noteholders and any matter that affects only an individual Noteholder shall be addressed by Parent and such Noteholder. No bond shall be required of the Noteholder Representative, and the Noteholder Representative shall not receive any compensation for its services, but shall be entitled to reimbursement of its costs and expenses from the Noteholder Representative Reserve. Notices or communications to or from the Noteholder Representative shall constitute notice to or from the Noteholders, as the case may be.

(b) Except for intentional fraud, the Noteholder Representative shall not be liable for any act done or omitted hereunder as Noteholder Representative. Pursuant to the following sentence, and to the fullest extent permitted by applicable Law, the Noteholders shall be jointly and not severally obligated to indemnify the Noteholder Representative and hold the Noteholder Representative harmless against any loss, liability or expense incurred without intentional fraud on the part of the Noteholder Representative and arising out of or in connection with the acceptance or administration of the Noteholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Noteholder Representative. At the time of distribution to the Noteholders of any proceeds remaining in the General Escrow Fund or the Specific Escrow Fund, the Noteholder Representative shall be entitled to deduct and withhold from such proceeds amounts necessary to pay and reimburse fees and expenses of third parties incurred or expected to be incurred in connection with its role as Noteholder Representative pursuant to this Agreement to the extent that the Noteholder Representative Reserve would be insufficient to pay and reimburse fees and expenses of third parties.

(c) The grant of authority provided for in this Section 10.1(a) is coupled with an interest and is being granted, in part, as an inducement to Parent and Merger Sub to enter into this Agreement, and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of the Company or any Noteholder, shall be binding on any successor thereto and shall survive the delivery of an assignment by any Noteholder of the whole or any fraction of his, her or its interest in the General Escrow Fund and/or the Specific Escrow Fund.

(d) In connection with the performance of its obligations hereunder, the Noteholder Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Noteholders (as contemplated by Section 10.1(b)), attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, and maintain such records, as the Noteholder Representative may deem necessary or desirable and incur other out-of-pocket expenses related to performing its services hereunder.

(e) In dealing with this Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Noteholder Representative hereunder or thereunder, (i) the Noteholder Representative and its agents, counsel, accountants and other representatives shall not assume any, and shall incur no, responsibility whatsoever (in each case, to the extent permitted by applicable Law) to the Noteholders, Parent or the Surviving Corporation by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement or any such other agreement, instrument or document other than with respect to intentional fraud of the Noteholder Representative, and (ii) the Noteholder Representative shall be entitled to rely in good faith on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Noteholder Representative pursuant to such advice shall in no event subject the Noteholder Representative to liability to the Noteholders, Parent or the Surviving Corporation.

(f) All of the immunities and powers granted to the Noteholder Representative under this Agreement shall survive the Closing and/or any termination of this Agreement.

(g) A decision, act, consent or instruction of the Noteholder Representative, including an extension or waiver of this Agreement pursuant to Article IV or Section 10.5, as applicable, shall constitute a decision of the Noteholders and shall be final, binding and conclusive upon the Noteholders; and Parent and the Surviving Corporation may rely upon any such decision, act, consent or instruction of the Noteholder Representative as being the decision, act, consent or instruction of the Noteholders. Parent and the Surviving Corporation are hereby relieved from any Liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Noteholder Representative.

(h) The Noteholder Representative has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Noteholder Representative in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Noteholder Representative Documents”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Noteholder Representative Documents, the performance of its respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required action on the part of the Noteholder Representative. This Agreement has been, and each of the Noteholder Representative Documents will be at or prior to the Closing, duly and validly executed and delivered by the Noteholder Representative and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Noteholder Representative Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Noteholder Representative enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

10.2 Submission to Jurisdiction; Consent to Service of Process; Waiver of a Jury Trial.

(a) Except for matters governed by Section 9.4(f), the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 10.6.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.2(c).

10.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such state without giving effect to any choice of law provision or rule that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

10.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits and Schedules), the Transaction Documents, and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of Sections 7.7 (Confidentiality), Section 7.16 (D&O Coverage), and Article IX, are not intended to confer upon any Person other than the parties hereto any rights or remedies.

10.5 Amendment and Waivers. This Agreement may be amended, supplemented or changed by the parties hereto; provided, however, that there shall be made no amendment that by Law requires further approval by the Noteholders without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. A termination of this Agreement pursuant to Section 4.1 or an amendment or waiver of this Agreement shall, in order to be effective, require, in the case of Parent or the Company, action by its Board of Directors. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

10.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company or the Noteholder Representative, to:

Relume Technologies, Inc.

1795 N. Lapeer Road

Oxford, MI 48371

Facsimile: (248) 969-3804

Attention: Chief Executive Officer

With a copy to:

Beringea Invest Michigan LLC

32330 W. 12 Mile Rd.

Farmington Hills, MI 48334

Facsimile: (248) 489-8819

Attention: Michael Gross

With a copy to:

Varnum LLP

333 Bridge St., NW

Grand Rapids, MI 49504

Facsimile: (616) 336-7000

Attention: Michael G. Wooldridge

If to Parent or Merger Sub, to:

Revolution Lighting Technologies, Inc.

177 Broad Street, 12th Floor

Stamford, CT 06901

Facsimile: (704) 405 - 0422

Attention: Chief Executive Officer

With a copy to:

Finn Dixon & Herling LLP

177 Broad Street, 15th Floor

Stamford, CT 06901

Facsimile: (203) 325-5001

Attention: Heather D. Rahilly, Esq.

10.7 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

10.9 Expenses. Except as otherwise provided in this Agreement, all expenses incurred by each party hereto in connection with or related to the authorization, preparation and execution of this Agreement, and all other matters related to the closing of the transactions contemplated hereby, including without limiting the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by any such party, shall be borne solely and entirely by the party which has incurred the same.

10.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

**REMAINDER OF PAGE INTENTIONALLY LEFT BLANK**

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first written above.

REVOLUTION LIGHTING TECHNOLOGIES, INC.

By:	/s/ Charles Schafer
Name: Charles Schafer
Title: President and CFO

RELUME ACQUISITION COMPANY, INC.

By:	/s/ Charles Schafer
Name: Charles Schafer
Title: President, Secretary & CFO

RELUME TECHNOLOGIES, INC.

By:	/s/ Crawford Lipsey
Name: Crawford Lipsey
Title: CEO

BERINGEA INVEST MICHIGAN LLC, as Noteholder Representative

By:	/s/ Charles Rothstein
Name: Charles Rothstein
Title: Manager

/s/ Thomas Abbott
THOMAS ABBOTT

MICHIGAN GROWTH CAPITAL PARTNERS, L.P.

By:	Michigan Growth Capital Partners, GP, LLC
Its:	General Partner

By:	Beringea Invest Michigan LLC
Its:	Managing Member

By:	/s/ Charles Rothstein
Name: Charles Rothstein
Title: Manager

PLYMOUTH VENTURE PARTNERS II

By:	/s/ Mark Thorne
Name: Mark Thorne
Title: CEO / Managing Partner

/s/ Dr. Chester Semel
DR. CHESTER SEMEL

INVEST DETROIT

By:	/s/ Adrian Fortino
	Name:	Adrian Fortino
	Title:	Vice President

THE RICHARD C. WARD REVOCABLE LIVING TRUST

By:	/s/ Richard C. Ward
	Name:	Richard C. Ward
	Title:	Trustee

MARIE B. HOCHSTEIN TRUST U/A/D 6/27/11

By:	/s/ Marie B. Hochstein
	Name:	Marie B. Hochstein
	Title:	Trustee

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